SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒ Definitive proxy statement.

☐ Definitive additional materials.

☐ Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.

MBT Financial Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

(1)	Title of each class of security to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MBT Financial Corp.

Notice of Annual Meeting of Shareholders

May 3, 2018

To the Shareholders of MBT Financial Corp.:

The Annual Meeting of Shareholders of MBT Financial Corp. will be held at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161 on Thursday, May 3, 2018, at 10:00 a.m. (local time), for the following purposes:

1.	Proposal One – To elect ten directors of MBT Financial Corp.

2.	Proposal Two – Approval of the MBT Financial Corp. 2018 Stock Incentive Plan.

3.	Proposal Three - Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2018 fiscal year.

4.	Proposal Four – An advisory vote to approve the compensation of the Corporation’s executives.

5.	Proposal Five- To transact such other business as may properly come before the Annual Meeting or any adjournment of it.

Only shareholders of record at the close of business on March 9, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment of it.

By order of the Board of Directors, H. Douglas Chaffin, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope or follow the voting instructions for telephone voting.

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Table of Contents

Date, Time and Place of the Annual Meeting	1

Introduction	1

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 3, 2018	1

General Information about the Annual Meeting and Voting Securities and Procedures	1

Ownership of Voting Shares	7

Proposal One – Election of Directors	8

Corporate Governance	12

Audit Committee Report	18

Proposal Two – Approval of the MBT Financial Corp. 2018 Stock Incentive Plan	19

Proposal Three - Ratification of Auditor	24

Proposal Four – Ratification of Executive Compensation	25

Executive Compensation	26

Director Compensation	53

Principal Accounting Firm Fees	56

Section 16(a) Beneficial Ownership Reporting Compliance	57

Other Business	57

Delivery of Documents to Shareholders Sharing an Address	57

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MBT FINANCIAL CORP.

102 EAST FRONT STREET

MONROE, MICHIGAN 48161

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 3, 2018

Date, Time and Place of the Annual Meeting

The Annual Meeting of Shareholders of MBT Financial Corp. (the “Annual Meeting”) will be held on Thursday, May 3, 2018, at 10:00 a.m., local time, at the Monroe Bank & Trust headquarters at 10 Washington Street, Monroe, Michigan 48161.

Introduction

This Proxy Statement is being furnished to shareholders of MBT Financial Corp. (“MBT” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting, and any adjournment of the Annual Meeting, to be held at the time and place set forth in the accompanying notice. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 21, 2018.

At the Annual Meeting, shareholders of the Corporation will be asked to take action regarding four specific proposals: (1) to elect ten directors; (2) to approve the MBT Financial Corp. 2018 Stock Incentive Plan; (3) to ratify the appointment of the auditors of the Corporation; and (4) to advise on Executive Compensation.

Important notice regarding the availability of Proxy Materials for the

Annual Meeting to be Held on May 3, 2018

This Proxy Statement, the Corporation’s Form 10-K for the year ended December 31, 2017, and the Corporation’s 2017 Annual Report to shareholders all are available at www.proxyvote.com.

General Information about the Annual Meeting and Voting Securities and Procedures

Who may vote at the Annual Meeting?

The Board of Directors has fixed the close of business on March 9, 2018 as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting. The transfer books of the Corporation will not be closed. You are entitled to one vote for each share of common stock you held on the record date, including shares:

♦	held directly in your name; and
♦	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

How many shares must be present to hold the Annual Meeting?

A majority of the Corporation’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. On the record date there were 22,968,821 shares of the Corporation’s common stock, without par value outstanding, the holders of which are entitled to one vote per share. Your shares are counted as present at the Annual Meeting if you:

♦	are present and vote in person at the Annual Meeting; or
♦	have properly submitted a proxy card or have voted electronically or by telephone prior to the Annual Meeting.

Abstentions and broker non-votes on proposals for which brokers have discretionary voting authority are counted for purposes of determining the presence or absence of a quorum for the transaction of all business at the Annual Meeting.

What is “Householding”?

Householding is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which shareholders who have the same address and last name may receive only one copy of our Proxy Statement and Annual Report from a single broker, bank or other nominee, unless one or more of these shareholders notifies the broker, bank or other nominee that they wish to continue to receive individual copies.

At the present time, the Corporation does not “household” for any of our shareholders of record.

How may I obtain a separate set of proxy materials?

If you hold shares in street name, your broker, bank or other nominee may be delivering only one copy of our Proxy Statement and Annual Report to multiple shareholders of the same household who share the same address, and may continue to do so, unless your broker, bank or other nominee has received contrary instructions from one or more of the affected shareholders in the household. If you are such a beneficial holder, contact your broker, bank or other nominee directly in order to receive a separate set of our Annual Report and proxy materials.

If you are a record owner of our shares you may obtain additional copies of our Annual Report and proxy materials by contacting Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

You may also obtain a copy of the Proxy Statement, Form 10-K for the year ended December 31, 2017 and the Annual Report on the internet by entering the 12 digit control number found on your proxy card at www.proxyvote.com.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting there will be four specific proposals that will be voted on by the shareholders entitled to notice of and to vote.

1.	Proposal One – To elect ten directors to the Board of Directors.

2.	Proposal Two – Approval of the MBT Financial Corp. 2018 Stock Incentive Plan.

3.	Proposal Three – Ratification of the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2018 fiscal year.

4.	Proposal Four – An advisory vote to approve the compensation of the Corporation’s executives.

Who is requesting my vote and proxy solicitation?

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation and will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. In addition to the use of the mail, members of the Board and certain officers and employees of the Corporation or its subsidiaries may solicit the return of proxies by telephone, facsimile, and other electronic media or through personal contact. The directors, officers and employees that participate in such solicitation will not receive additional compensation for such efforts, but will be reimbursed for out-of-pocket expenses. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Corporation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The Corporation has retained Morrow Sodali L.L.C., a proxy solicitation firm, to assist the Corporation in soliciting proxies with respect to this Annual Meeting. The corporation anticipates that the costs of Morrow Sodali L.L.C.’s services will be approximately $11,000.

How many votes are required to approve each proposal?

To approve the proposals, the following votes are required:

Item	Vote Required
Election of directors	Directors are elected by a plurality of the votes cast at the Annual Meeting

Approval of the MBT Financial Corp. 2018 Stock Incentive Plan	Approval of the majority of the votes cast at the Annual Meeting

Selection of Plante & Moran, PLLC as Auditors	Approval of the majority of the votes cast at the Annual Meeting

Approve the compensation of the Corporation’s executives	Approval of the majority of the votes cast at the Annual Meeting

The vote on proposals Three and Four is nonbinding. The Board of Directors will take under advisement the results of the voting on those proposals when acting with respect to the respective subject matter thereof.

Many of the Corporation’s shareholders hold their shares in “street name,” which generally means in an account held with a bank or a brokerage firm. If you hold your shares in street name, please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the Annual Meeting.

How are votes counted?

A shareholder may:

As to the election of directors under Proposal One:

♦	Vote “FOR” all of the nominees for director
♦	Withhold votes on all of the nominees for director
♦	Withhold votes for one or more individual nominees for director

Because the election of directors is determined by a plurality, the nominees receiving the most votes “FOR” are elected. Broker non-votes and shares present but withheld from voting on the election of one or more directors will have no effect on the outcome of the election of directors.

In regard to Proposal Two (the vote to approve the MBT Financial Corp. 2018 Stock Incentive Plan), you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Two. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Two are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal.

In regard to Proposal Three (the vote to ratify the appointment of Plante & Moran, PLLC as the independent auditors of the Corporation for the 2018 fiscal year), you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Three. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Three are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. The vote on Proposal Three is non-binding.

In regard to Proposal Four (the advisory vote on Executive Compensation) you may:

♦	Vote “FOR” the proposal
♦	Vote “AGAINST” the proposal
♦	Abstain from voting on the proposal

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Four. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Four are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. The vote on Proposal Four is non-binding.

If your shares are held in an account with a bank or brokerage firm, your bank or broker, as the case may be, is not permitted to vote on your behalf with respect to Proposals One, Two and Four unless you provide specific instructions by following the instructions from your bank or broker about voting your shares by telephone or internet or completing and returning the voting instruction form. For your vote to be counted with respect to these proposals, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” all of the director nominees listed in Proposal One. The Board also recommends that you vote “FOR” Proposals Two, Three, and Four.

All shares will be voted as instructed on a properly executed form of proxy. In the absence of voting instructions with respect to any of the proposals up for consideration, a valid proxy will be voted “FOR” the election of the management director nominees listed in this Proxy Statement, “FOR” the approval of the 2018 Stock Incentive Plan in Proposal Two, “FOR” the ratification of the auditor in Proposal Three, and “FOR” the advisory vote on Executive Compensation in Proposal Four. The proxy committee will also vote such shares in their discretion for any other business that properly comes before the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Whether you hold shares directly or in street name, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

♦

By Mail – You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

♦	By Phone – You may vote by phone by calling 1-800-690-6903 and following the instructions given.
♦	By Internet – You may vote by internet at www.proxyvote.com by entering the 12 digit control number found on your proxy card and following the instructions.

Your vote by phone or internet is valid as authorized by the Michigan Business Corporation Act.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by mail, phone, or internet so your vote will be counted if you later decide not to attend the Annual Meeting.

If you choose to vote at the Annual Meeting:

♦	If you are a shareholder of record, to vote your shares at the Annual Meeting you should bring the enclosed proxy card and proof of identity.
♦	If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote at the Annual Meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the Annual Meeting.

What does it mean if I receive more than one proxy?

It likely means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy.

May I revoke or change my vote?

Yes. The proxy may be revoked at any time before it is voted by written notice to the Corporation prior to the start of the Annual Meeting, and any shareholder attending the Annual Meeting may vote in person whether or not he has previously submitted a proxy. Written notices of revoked proxies may be directed to Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161.

When will the proxy and Annual Report be mailed to shareholders?

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy are being mailed to the Corporation’s shareholders on or about March 21, 2018, together with the Annual Report.

Ownership of Voting Shares

The following table sets forth the beneficial ownership of the shares of common stock of the Corporation by each of the Corporation’s directors and nominees for election as a director and the Corporation’s named executive officers, and the directors, nominees and executive officers as a group, as of March 9, 2018.

Name of Beneficial Owner	Shares of Common Stock Owned (1)		Percent of Class
Kristine L. Barann	5,289		*
Peter H. Carlton	206,556		*
H. Douglas Chaffin	176,769	(2)	*
Joseph S. Daly	298,869	(3)	1.3%
James F. Deutsch	2,060,302	(4)	9.0%
Scott E. McKelvey	70,188	(5)	*
Audrey Mistor	19,405		*
Michael J. Miller	222,314	(6)	*
Thomas G. Myers	108,531	(7)	*
Tony Scavuzzo	1,876,423	(8)	8.2%
Debra J. Shah	127,089	(9)	*
John L. Skibski	80,053	(10)	*
Joseph S. Vig	5,289		*

All Directors, Nominees and Executive Officers as a Group (13 in group)	5,257,077		22.9%

* Ownership is less than 1% of the class.

______________

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2)	Includes 10,208 shares subject to SOSARs which are presently exercisable.
(3)	Includes 92,908 share units issued under the director deferred compensation plan.
(4)

Includes 1,845,027 shares held by Patriot Financial Partners II, L.P. and 215,275 shares held by Patriot Financial Partners Parallel II, L.P. Mr. Deutsch is a member of the investment committees which make investment decisions on behalf of both entities. Mr. Deutsch disclaims beneficial ownership.

(5)	Includes 1,382 shares subject to SOSARs, which are presently exercisable.
(6)	Includes 222,314 shares subject to shared voting and investment power.
(7)	Includes 6,431 shares subject to SOSARs, which are presently exercisable.
(8)	Includes 1,876,423 shares held by Castle Creek Capital Partners. Mr. Scavuzzo is a Principal at Castle Creek and disclaims beneficial ownership.
(9)	Includes 2,817 shares subject to SOSARs, which are presently exercisable.
(10)	Includes 4,000 shares subject to shared voting and investment power, and 6,431 shares subject to SOSARs, which are presently exercisable.

As of March 9, 2018, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Corporation, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Class

Patriot Financial Partners (1) CIRA Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	2,060,302	8.97%

Castle Creek Capital Partners (2) 6051 El Tordo, PO Box 1329 Rancho Santa Fe, CA 92067	1,876,423	8.17%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,147,619	5.00%

(1)

James F. Deutsch, a director, is a member of the investment committee of Patriot Financial Partners which makes investment decisions on behalf Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. which own 1,845,027 shares and 215,275 shares, respectively. Mr. Deutsch disclaims beneficial ownership.

(2)	Tony Scavuzzo, a director, is a principal at Castle Creek Capital. Mr. Scavuzzo disclaims beneficial ownership.

PROPOSAL ONE: ELECTION OF DIRECTORS

The number of directors of the Corporation has been fixed at ten. At the Annual Meeting, ten directors will be elected to a one-year term, to hold office until the Annual Meeting of Shareholders in 2019, or until their successors shall be duly elected.

The nominees for election at the Annual Meeting are Kristine L. Barann, Peter H. Carlton, H. Douglas Chaffin, Joseph S. Daly, James F. Deutsch , Michael J. Miller, Tony Scavuzzo, Debra J. Shah, John L. Skibski, and Joseph S. Vig. Each of the nominees is currently a director of the Corporation. Except as otherwise described herein, there were no agreements or understandings pursuant to which any of the persons listed above was selected as a nominee or director.

Nominees

We have set forth below information about the nominees made by the Corporation’s Governance Committee for election to the Corporation’s Board of Directors.

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since

Kristine L. Barann, 52, has been President of Baker College of Allen Park since 2014. Previously she was employed by the college as its Vice President of Finance. She has been involved with the Allen Park campus of Baker College since it opened in 2003, also serving as an Adjunct Professor of Accounting and member of the Board of Regents.

Ms. Barann has more than 25 years of financial, consulting, and managerial experience across multiple industries in the private and public sectors. She received a Bachelor of Arts degree in Accounting from Michigan State University and became a Certified Public Accountant in 1990. In 2014, Governor Snyder appointed Ms. Barann to serve on the Allen Park Receivership Transition Advisory Board.

	Director	2017
Peter H. Carlton, 69, retired as a Member of Cooley, Hehl, Wohlgamuth and Carlton, PLLC, a Certified Public Accounting firm on April 30, 2015. Mr. Carlton has been a certified public accountant since 1974, and as a partner of a CPA firm for more than 30 years, he has significant financial knowledge. Due to his experience in preparing financial statements and conducting audits he serves as the Chairman of our Audit Committee and is the designated “financial expert.” Mr. Carlton is maintaining his CPA credentials in retirement.	Director	2004
H. Douglas Chaffin, 62, is the President and Chief Executive Officer of MBT Financial Corp. and Monroe Bank & Trust. Mr. Chaffin has a long history of leadership roles in the banking industry, having served in an executive capacity with First Michigan Bank Corp. and Huntington National Bank. He also has served as the Chairman of the Michigan Bankers’ Association and on the Government Relations Council of the American Bankers Association. In 2011 Mr. Chaffin was named “Banker of the Year” by the Michigan Bankers’ Association.	President, Chief Executive Officer and a Director	2004

Joseph S. Daly, 58, is the President and General Counsel of Daly Merritt Properties, Inc. and is retired from the University of Detroit Mercy School of Law, where he served as Assistant Dean since 1984. He also holds officer/director positions with Daly Real Estate Services, Inc., Fort Eureka, LLC, Daly Merritt Properties, Inc., Oak Wyandotte, LLC, Parke Lane Landing, LLC, Daly Merritt Select, Inc., and Roebuck Residential, LLC.

Mr. Daly has a background of experience in insurance, law, real estate, and banking obtained throughout his career, which has included service as a director of Charter National Bank and Community Director of Charter One Bank.

	Director	2003

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since
James F. Deutsch, 62, is a Partner in Patriot Financial Partners L.P., a private equity company that invests in community banks nationwide. Prior to Patriot, he was Founder, President and CEO of Team Capital Bank. He has over 35 years of banking experience. He currently serves on the boards of Sterling Bancorp and Trinity Capital Corp., in addition to multiple private banking institutions and not-for-profit boards. He previously served on the boards of Avenue Financial Holdings, Inc. and Cape Bancorp, Inc. Mr. Deutsch received his BS and MBA degrees from Lehigh University.	Director	2015
Michael J. Miller, 69, is the Chief Executive Officer of Floral City Beverage Inc., a wholesale beer distributor. Mr. Miller has a broad based knowledge of business, having been the CEO of his company since 1982. In addition to his 18 years of service on our Board, he was a Director of Security Bank of Monroe and has served in leadership roles on numerous non-profit and trade related boards and committees.	Chairman of the Board of Directors	2000

Tony Scavuzzo, CFA, 36, is a Principal at Castle Creek Capital and joined the firm in 2009. Mr. Scavuzzo is responsible for the identification and evaluation of investment opportunities, transaction execution, and portfolio company monitoring. He has led or supported investments in numerous recapitalization, distressed, and growth situations and works with executive management teams on strategic planning, operational improvements, acquisitions, and capital financings. He is currently a director with Trinity Capital Corp., Guaranty Federal Bancshares, Inc., and multiple private banking institutions and serves on various board committees regarding governance, compensation and risk.

Prior to joining the firm, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MB Financial Bank (NASDAQ: MBFI) in Chicago where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. He also held positions in various departments including corporate treasury, asset/liability management, wealth management and credit analysis.

Mr. Scavuzzo was formerly Treasurer and member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds an MBA in Finance, Accounting and Entrepreneurship from the University of Chicago Booth School of Business and a BBA in Finance from the University of Iowa. He is also a CFA Charterholder.

	Director	2015

Debra J. Shah, 71, was the President of Sensational Beginnings, a catalog and internet retailer of children’s products, until she sold the business in 2013. Mrs. Shah is an entrepreneur with over 25 years of experience as the President and owner of her company, a local business with national and international catalog and internet sales. She has experience in management, finance, catalog and internet marketing, product selection, copy writing, and budgeting. She has also served as a board member of Mercy Memorial Hospital and currently serves as a board member of CASA for Monroe County and Meadow Montessori School, where she also serves on the finance committee.

	Director	2006

Name, Age, Principal Occupation for the Past Five Years, and Qualifications as a Director	Positions and Offices Held with the Corporation	Director Since

John L. Skibski, 53, is the Executive Vice President and Chief Financial Officer of MBT Financial Corp. and Monroe Bank & Trust. He is also a Director of the Federal Home Loan Bank of Indianapolis.

Mr. Skibski has an MBA degree in Finance and has the Certified Management Accountant and Certified in Financial Management designations from the Institute of Management Accountants. He has obtained extensive knowledge of bank financial management and risk management during his 29-year career with Security Bank of Monroe, First of America Bank, and Monroe Bank & Trust. He is the Chairman of the Bank’s Asset/Liability Management Committee (ALCO), a non-board committee. He has also gained knowledge through his service as Chairman of the Risk Oversight Committee and as a member of the Audit, Budget/IT, and Executive/Governance Committees of the Federal Home Loan Bank of Indianapolis.

	Executive Vice President, Chief Financial Officer and a Director	2008

Joseph S. Vig, LEED AP, 48, is the Principal and Chief Executive Officer of J.S. Vig Construction Co., a commercial construction company based in Taylor, Michigan.

Mr. Vig has a Bachelor’s degree in Finance/Real Estate from the University of Michigan, and as Principal of his company, he is responsible for managing the daily activities of the company, including all construction operations and financial planning. Mr. Vig has used his extensive real estate and field experience to grow his company into a full-service, award winning general contractor and construction management organization. Mr. Vig currently serves and has served previously as a board member of various not for profit organizations..

	Director	2017

The directors are elected by a plurality of votes and therefore the nominees receiving the most votes will be elected.

The Board recommends a vote “FOR” all

of the nominees listed above.

Corporate Governance

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct and Ethics applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct and Ethics is posted on the “About” page of the Corporation’s website at: www.mbandt.com.

Board Independence

The Governance Committee of the Board of Directors of the Corporation undertakes a review of director independence annually and reports on its findings to the full Board in connection with its recommendation of nominees for election to the Board. Based upon this review, the Board has determined that all directors are independent pursuant to the independence standards of the Nasdaq Stock Market and related SEC rules, other than Mr. Chaffin, the current President and Chief Executive Officer, and Mr. Skibski, the current Chief Financial Officer.

In making its determination regarding independence, the Governance Committee reviewed and the Board considered the transactions disclosed under the section of this Proxy Statement captioned “Compensation Committee Interlocks and Insider Participation and Related Party Transactions.” In making this determination, the Board has concluded that none of following individuals has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Directors deemed independent by the Board are Kristine L. Barann, Peter H. Carlton, Joseph S. Daly, James F. Deutsch, Michael J. Miller, Tony Scavuzzo, Debra J. Shah, and Joseph S. Vig.

Board Chair

The Board of Directors has adopted a Corporate Governance Guidelines and Director Policy that requires that the position of Board Chair be separated from that of the CEO. The Board of Directors believes this separation supports good corporate governance.

Risk Oversight

The Board of Directors maintains responsibility for oversight in certain key areas of risk.   A clear understanding and working knowledge of the material risks inherent to the Company’s activities is an absolute necessity. Material risks routinely monitored by the Board, or a specific committee of the Board, as the case may be, include:  market risk; credit risk; and compliance risk. A brief description of the Board’s function in monitoring these risks follows below.

Market Risk:  Market risk is the exposure to loss resulting from changes in interest rates and asset values.  The primary market risk to which we are subject is interest rate risk. The majority of our interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading such as loans, available for sale securities, interest bearing deposits, short term borrowings and long term borrowings. Interest rate risk occurs when interest bearing assets and liabilities reprice at different times as market interest rates change.

The Board has constituted an Asset/Liability Committee (the “ALCO Committee”) comprised of senior executive officers and a non-executive director, which has been charged with the quarterly monitoring of interest rate risk, including monitoring the effectiveness of the processes and control procedures used by the Bank to monitor the relative mix of assets and liabilities. The principal components of asset/liability management include, but are not limited to liquidity planning, capital planning, gap management and spread management. The ALCO Committee submits a report of its quarterly findings to the full Board of Directors.

Credit Risk:  The risk of nonpayment of loans, or credit risk, is inherent in commercial banking. The Board has appointed a Loan Review Committee responsible for overseeing all lending activities of the Bank, which includes approving all loan relationships in excess of the dollar amount set from time to time by the Board in the Loan Policy, reviewing all classified loans, monitoring the concentration of the Bank’s loans within specific industries and monitoring the Bank’s loan application and approval procedures.

Regardless of whether a new loan request, a formal loan proposal, or an annual loan relationship review, each proposed loan, existing loan, or loan relationship has an assigned Loan Risk Rating, which grades credit risk based on credit factors, collateral adequacy, and financial strength of the loan relationship. Decisions on loan approvals are made based on the most complete up-to-date information available. The defined Loan Risk Ratings are designed to cover a broad range of customers, so dominant risk characteristics determine the rating assigned. In some instances, additional pricing, collateral, covenants, or risk mitigants may be necessary to reduce risk or credit exposure, or to improve relationship profitability.

Compliance Risk:  The banking industry is heavily regulated, and the activities and operations of the Bank are subject to a number of detailed, complex and sometimes overlapping laws and regulations. The Board, through its Audit Committee, is also responsible for overseeing the Bank’s compliance with these various laws and regulations, which include without limitation, state usury and consumer credit laws, the Federal Truth-in-Lending Act (Regulation Z), the Federal Equal Credit Opportunity Act (Regulation B), the Fair Credit Reporting Act (Regulation V), the Truth in Savings Act (Regulation DD), the Community Reinvestment Act (Regulation BB), the Bank Secrecy Act, anti-redlining legislation and antitrust laws. As part of this process, the Audit Committee also monitors the effectiveness of the internal controls implemented to safeguard against operational risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters.

Board Meetings

During 2017, the Board of Directors held a total of 13 meetings. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served, with the exception of Mr. Scavuzzo, who attended 68% of the meetings. The Corporation’s Corporate Governance Guidelines and Directors’ Policy requires that the Board conduct at least one executive session per calendar quarter at which only non-employee directors are present. Neither the Board nor the Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2017, each of the directors, except Ms. Barann, attended the Annual Meeting.

Board Committees

The Board of Directors currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee and Governance Committee. The Audit Committee is established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Each member of these committees is independent as defined by applicable Nasdaq and SEC rules. Each of the committees has a written charter approved by the Board, all of which may be found on the Corporation’s website at www.mbandt.com. The current members of the committees are identified in the following table:

Director		Audit		Compensation		Governance
Kristine L. Barann	✓		✓
Peter H. Carlton	✓	(Chair)	✓		✓
Joseph S. Daly			✓	(Chair)	✓
James F. Deutsch	✓
Michael J. Miller			✓		✓	(Chair)
Tony Scavuzzo					✓
Debra J. Shah	✓		✓		✓
Joseph S. Vig			✓

Audit Committee. (Mr. Carlton, Chair, Mr. Deutsch and Mmes. Barann and Shah)

The Audit Committee met five times during 2017. The Audit Committee serves in a multiple capacity as the Audit Committee of the Corporation and its subsidiaries. The functions of the Audit Committee include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Corporation, approving the annual audit plan and reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditors, reviewing the Corporation’s financial results and SEC filings, reviewing the effectiveness of the Corporation’s internal controls and similar functions and approving all auditing and non-auditing services performed by its independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Corporation’s website at www.mbandt.com. All members of the Audit Committee are outside directors as determined under the MBT Corporate Governance Guidelines & Directors’ Policy. In addition the Board has determined that all members meet the independence standards of the Nasdaq listing standards. The Board has determined that Peter H. Carlton is an audit committee financial expert and is independent as described in the preceding sentence. The report of the Audit Committee with respect to 2017 appears under the caption “Audit Committee Report.”

Compensation Committee. (Mr. Daly, Chair, Messrs. Carlton, Miller and Vig, and Mmes. Barann and Shah)

The Compensation Committee met four times during 2017. The Compensation Committee is responsible for the oversight and administration of the compensation and benefit plans of the Corporation and determines compensation for directors, executive officers and senior management. All members of the Compensation Committee are outside directors as required by and determined under the MBT Corporate Governance Guidelines & Directors’ Policy. The Board has determined that each member meets the independence standards of Nasdaq.

The firm of Findley Davies, Inc. is engaged directly by the Compensation Committee to provide consulting services to this Committee on matters relating to the compensation of named executive officers and directors. The consultant is engaged by the Compensation Committee to provide:

●	market pay data and related analysis;

●	timely and relevant information on industry and peer group pay practices;

●	guidance on alternative approaches to delivering compensation to executive officers and directors consistent with the Board’s compensation philosophies and objectives;

●	modeling of financial and compensation impact of pay plan alternatives;

●	current and projected values for each element of compensation delivered to executive officers;

●	technical briefings on statutes and regulations impacting executive compensation and related compliance;

●	support as required in preparing plan documents, agreements and disclosures; and

●	administrative support relating to maintaining reports, documents, and analysis.

The consultant provides services and performs work under the direction of the Compensation Committee Chairperson. The Compensation Committee Chairperson provides instruction to the consultant on the nature and scope of work to be performed, and authorizes or is made aware of any work performed or communications with management or the staff of the Corporation.

In addition, H. Douglas Chaffin, our President and Chief Executive Officer, recommends to the Compensation Committee base salary, target bonus levels, and long-term incentive grants for our executive officer group (other than himself). Mr. Chaffin makes these recommendations to the Compensation Committee based on guidelines provided by this Committee, and judgments regarding individual performance. Mr. Chaffin is not involved with any aspect of determining his own pay.

Governance Committee. (Mr. Miller, Chair, Messrs. Carlton, Daly and Scavuzzo, and Mrs. Shah.)

The Governance Committee met once in 2017. The Governance Committee of MBT serves as the nominating committee of the Board of Directors. The Board has determined that each member of the Governance Committee meets the independence standards of Nasdaq. The Governance Committee provides reports and makes recommendations to the Board on matters such as nominees for director, the duties of directors, director qualifications, Board structure, Board functions, Board committee structure and responsibilities and general policies.

Director Candidates

The Governance Committee annually reviews the performance of incumbent directors. The Governance Committee seeks characteristics in proposed nominees to the Board of Directors that will complement or expand those of the existing members and that are particularly relevant to competitive advantage and other issues anticipated by the Corporation and its subsidiaries. The Governance Committee selects nominees for the Board who are subsequently authorized by the full Board for submission for approval by shareholders. The Governance Committee has the responsibility to actively seek individuals qualified to become members of the Board. The Governance Committee is empowered to engage a third-party search firm to assist it in identifying qualified candidates but to date has determined that such assistance has not been required.

MBT’s Corporate Governance Guidelines & Directors’ Policy and Code of Ethics set forth the following criteria for directors: independence; honesty and integrity; willingness to devote sufficient time to fulfilling duties as a director; particular experience, skills or expertise relevant to the Corporation’s business and ties to the Corporation’s geographic markets. It is the policy of the Governance Committee to consider the impact of particular director nominees on the diversity of the Board of Director’s overall experience in business and other areas relevant to the Corporation’s business; the impact on the diversity of the Board’s composition in terms of age, skills, ethnicity, gender, and other factors relevant to the Corporation’s business; and number of other public company boards on which the candidate may serve. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. MBT’s Corporate Governance Guidelines provide that shareholders may submit names to the Governance Committee for consideration as director nominees.

Shareholder Nominations, Shareholder Proposals and Shareholder Communications

Shareholder Nominations. Under MBT’s Corporate Governance Guidelines and Directors’ Policy, the Governance Committee of the Board will consider recommendations for nominations received from shareholders in accordance with the Corporation’s Bylaws. Shareholder recommendations for nomination should be submitted in writing to the Corporation at its principal office in Monroe, Michigan, and must include the shareholder’s name, address, and the number of shares of the Corporation owned by the shareholder. In considering recommendations, the Governance Committee does not distinguish between shareholder recommendations and those made by directors.

The recommendation should also include the name, age, business address, residence address, principal occupation of and number of shares of the Corporation owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate’s consent to be elected and to serve. The Corporation may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by the Board of Directors or others. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

The Corporation’s Bylaws establish advance notice procedures as to the nomination of candidates for election as directors, other than nominations made by the Board of Directors. In order to make a director nomination, the shareholder making the nomination must carefully follow the procedures set forth in the Corporation’s Bylaws. The Bylaws provide that nominations for the election of directors may be made by the Board or by a shareholder entitled to vote in the election of directors. A shareholder may make such a nomination at the annual meeting only if they provide written notice to the Corporation not later than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. If the date of the annual meeting is changed by more than 20 days from such anniversary date then the deadline for the required notice is 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. A shareholder’s notice of intent to make a nomination must contain the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated. The notice must also contain additional information required by the Bylaws. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at our principal executive offices.

Shareholder Proposals. To be considered eligible for inclusion in the Corporation’s Proxy Statement for the Annual Meeting of Shareholders in 2019 (the “2019 Annual Meeting”), in accordance with SEC Rule 14a-8, a proposal must be made by a qualified shareholder and received by the Corporation at its principal office in Monroe, Michigan, not later than November 20, 2018. In addition, our Bylaws require that any shareholder who intends to propose any other matter to be acted upon at the 2019 Annual Meeting must inform the Corporation not later than March 5, 2019 nor earlier than February 3, 2019 and provide the information required by our bylaws. If the date of the 2019 Annual Meeting is changed by more than 20 days from the anniversary of the date of the Annual Meeting in 2018, then the required notice will be 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting. If a shareholder fails to provide notice as required by Rule 14a-8 or our bylaws the proposal will be ineligible for consideration at the 2019 meeting. The Corporation retains the authority to discretionarily vote proxies with respect to any shareholder proposal received in accordance with our bylaws, unless the proposing shareholder takes the necessary steps outlined in SEC Rule 14a-4(c)(2). Shareholder proposals should be directed to Scott E. McKelvey, Secretary, MBT Financial Corp., 102 East Front Street, Monroe, Michigan 48161. Shareholders may obtain the Bylaws by written request to the Corporation’s Secretary at the Corporation’s principal executive offices.

Shareholder Communications. Shareholders of the Corporation may send communications to the Board of Directors through the Corporation’s office of Corporate Secretary, MBT Financial Corp., Inc., 102 E. Front Street, Monroe, Michigan 48161. Communications sent by shareholders for proper, non-commercial purposes will be transmitted to the Board or the appropriate committee, as soon as practicable.

Compensation Committee Interlocks and Insider Participation and Related Party Transactions

      The Compensation Committee is comprised of Messrs. Daly (Chair), Carlton, Miller, and Vig, and Mmes. Barann and Shah. All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. Except as disclosed below, none of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. During the past year, certain directors, nominees and officers, including members of the Compensation Committee, and one or more of their associates may have been customers of and had business transactions with the Corporation or its subsidiaries. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

No director, executive officer or beneficial owner of more than 5% of the Corporation’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such a loan transaction as described) with the Corporation during 2017, or proposes to engage in any transaction with the Corporation, in which the amounts involved exceeded $120,000.

Director Barann. Ms. Barann is the President of Baker College of Allen Park, Allen Park, Michigan (“Baker College”). Baker College is a private not-for-profit college. Mr. McKelvey, the Corporation’s Executive Vice President, Wayne County President & Strategic Support Director, is a member of the Board of Regents of Baker College. Mr. McKelvey is not a member of the compensation committee of Baker College. Ms. Barann is a member of the Corporation’s compensation committee. Ms. Barann meets the independence standards of Nasdaq, and the board of directors has determined her to be independent. In making its determination the board took into account the above relationships.

Director Daly. Monroe Bank & Trust purchased employee benefits insurance coverage in 2017 for which Daly Merritt Insurance received commissions which aggregated less than $120,000. Monroe Bank & Trust will be placing these insurance policies with another agent in 2018 and anticipates that Daly Merritt Insurance will receive a decreased amount of commissions during the transition of the agent of record for these policies. Mr. Daly meets the independence standards of Nasdaq, and the board of directors has determined him to be independent. In making its determination the board took into account the above relationships and transactions. The board also considered the fact that Mr. Daly is an independent contractor serving in a consulting capacity to Daly Merritt Insurance, he does not own stock in Daly Merritt Insurance, and his compensation from Daly Merritt Insurance is tied to the overall financial performance of the company and not the revenue generated from any individual client relationship. Based upon their review, the board concluded that the relationships and transactions discussed above would not interfere with Mr. Daly’s exercise of independent judgment in carrying out his responsibilities as a director of the Corporation. An additional important consideration reviewed by the board was that in addition to his substantial business experience, Mr. Daly also provides the Corporation a special contribution as a director due to his expertise as an experienced attorney.

Review, Approval or Ratification of Transactions with Related Persons

The Corporation’s Governance Committee Charter requires that all related party transactions be pre-approved by the Corporation’s Governance Committee. Excepted from that pre-approval requirement are routine banking transactions, including deposit and loan transactions, between our subsidiaries and any related party that are made in compliance with, and subject to the approvals required by, all federal and state banking regulations. In making a determination to approve a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our Chief Executive Officer and our Chief Financial and Accounting Officer. We have posted a current copy of the code on our website, which is located at www.mbandt.com.

Audit Committee Report

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq listing standards and operates under a written charter adopted by the Board, which is available on the Corporation’s website at www.mbandt.com. The Audit Committee retains the Corporation’s independent accountants.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Audit Committee has received and reviewed the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence. The Committee has also considered the compatibility of permitted non-audit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal control, and the overall quality of the Corporation’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Peter H. Carlton, Chair Kristine L. Barann James F. Deutsch Debra J. Shah

PROPOSAL TWO: APPROVAL OF THE MBT FINANCIAL CORP.

2018 STOCK INCENTIVE PLAN

The Board of Directors of the Corporation has adopted the MBT Financial Corp. 2018 Stock Incentive Plan (the “Plan”) upon the recommendation of the Corporation’s Compensation Committee and recommends that shareholders approve the Plan at the Annual Meeting. The Plan is intended to replace the Corporation’s 2008 Stock Incentive Plan (the “2008 Plan”), which will expire by its terms on May 1, 2018, ten years after adoption of the 2008 Plan by the Corporation’s shareholders. As of the date of this proxy statement there remained 262,800 shares eligible for issuance under the 2008 Plan. The Corporation’s board of directors has determined that no further awards will be made under the 2008 Plan prior to its termination, except for additional shares awarded as dividend equivalents under outstanding RSU awards.

The Board believes the Plan is an integral part of its compensation programs and strategies. It believes the Plan provides the Corporation and the Bank the flexibility to implement competitive compensation programs and will be an effective tool for recruiting, motivating, and retaining the quality of employees and directors key to the achievement of the success of the Bank and the Corporation.

The Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. Under the terms of the Plan a portion of a participant’s compensation otherwise payable in cash may be paid in common shares of the Corporation. A summary of the principal provisions of the Plan appears below. The summary is qualified in its entirety by reference to the complete text of the Plan that is attached to this proxy statement as Exhibit A.

SUMMARY OF THE PLAN

Administration: The Plan provides that it will be administered by a committee of the Board of Directors that is comprised of at least three non-employee Directors. The committee must be comprised of “Outside Directors” within the definitions of the terms “independent director” set forth in The Nasdaq Stock Market rules, and “non-employee director” set forth in Rule 16b-3, or any successor definitions adopted by The Nasdaq Stock Market and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations. The Board’s Compensation Committee (the “Committee”), which meets all of the foregoing criteria, has been appointed to administer the Plan.

The Committee selects participants from among eligible persons and, subject to the terms of the Plan, determines the type, size and time of grant of stock incentive awards, determines the terms and conditions of awards and makes all other determinations necessary or advisable for the administration of the Plan. Each award under the Plan will be evidenced by a written award agreement approved by the Committee (the “Award Agreement”).

Eligibility: The Committee may make awards to any person who is an officer, director or key employee of the Corporation or a Subsidiary.

Shares Available for Awards: No more than 1,500,000 shares of the Corporation’s common stock may be issued under the Plan. The shares that may be issued may be authorized but unissued shares or treasury shares. If there is a stock split, stock dividend or other relevant change affecting the common shares, the Committee will make appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding incentive awards. Shares that were subject to an incentive award under the Plan but were not issued for any reason and are no longer subject to award or were issued and reacquired by the Corporation because of a participant’s failure to comply with the terms of an award are again available for award under the Plan.

Types of Awards and Annual Award Limits: Share incentives that may be issued under the Plan consist of options, shares appreciation rights, restricted share and share unit awards, and performance share awards. In addition, under the terms of the Plan, a portion of a participant’s compensation otherwise payable in cash may be paid in common shares of the Corporation. The Plan contains annual limits on certain types of awards to individual participants. In any calendar year, no participant may be granted awards covering more than 100,000 shares.

Options. A stock option provides for the purchase of shares in the future at an exercise price per share that may not be less than 100% of the fair market value of a share on the date the option is granted. Stock options may be either nonqualified options or incentive stock options, which meet the requirements of Section 422 of the Code. The term of an option may not exceed ten years. Subject to the provisions of the Plan and approval of the Committee, and in the case of incentive stock options the limitations imposed by the applicable provisions of the Code, the exercise price may be paid (i) in cash, (ii) shares of Corporation common stock, (iii) any combination of cash and shares of Corporation common stock, and (iv) by any other method permitted by law and affirmatively approved by the Committee which assures full and immediate payment or satisfaction of the exercise price, which may include broker-assisted cashless exercise.

Stock Appreciation Rights. Awards may be made of stock appreciation rights (“SAR”) which may include awards that are settled solely in shares of the Corporation known as “stock only stock appreciation rights” (“SOSARs”). A SAR provides the right to receive a payment (or in the case of SOSARs, shares of the Corporation’s common stock), at a future date with a value equal to the excess of the value of the common stock at that date over the exercise price of the SAR established at the time of the award. The exercise price of a SAR will never be less than the fair market value of the shares on the date of the award. Upon exercise, the holder of a SAR is entitled to receive shares or other property as set forth in the award.

Restricted Share and Share Unit Awards. A restricted share or share unit award is an award of shares (or in the case of shares units convertible into shares) that may not be sold, pledged, or otherwise transferred until the restrictions established by the Committee at the time of grant are satisfied. The award agreement sets forth the restrictions applicable to an individual award and may include time vesting restrictions, noncompetition restrictions, and performance restrictions.

Performance Share Awards. The Committee may grant performance share awards under which payment is made, in the Committee’s discretion, in shares upon the attainment of specified performance objectives selected by the Committee. At the time of grant of a Performance Share Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of shares that will be distributed to the participant.

Stock Awards. The Committee may grant eligible persons awards of shares of the Corporation’s common stock for services in lieu of bonus or other cash compensation, or for any other valid purpose determined by the Committee. Stock awards are free of any restrictions on transfer and upon issuance of the shares, the holder has all of the rights of a shareholder.

INCORPORATION OF THE MBT FINANCIAL CORP. STOCK OWNERSHIP AND RETENTION POLICY AND THE MBT RECOUPMENT OF EXECUTIVE INCENTIVE COMPENSATION POLICY

The Plan incorporates the requirements of the MBT Financial Corp. Stock Ownership and Retention Policy (the “Ownership Policy”). The Ownership Policy applies to the Corporation’s CEO and executive vice presidents, which currently includes all of the Company’s named executive officers. Under the Ownership Policy terms, among other requirements, these officers are required to hold any net shares acquired or delivered under the terms of the Plan for a minimum of one year.

The Plan also incorporates the MBT Recoupment of Executive Compensation Policy (the “Clawback Policy”) and applies the provisions of that Clawback Policy to all awards under the Plan. The Clawback policy applies to all persons who are officers for purposes of Section 16a-1 of the Exchange Act, which includes all named executive officers of the Corporation. Under the Clawback Policy if the Corporation is required to prepare restated financial statements due to material non-compliance with any financial reporting requirement, then the Board of Directors, or the Compensation Committee of the Board, will in appropriate cases require the officer who has received an award under the Plan from the Corporation with respect to the affected fiscal year or years to forfeit outstanding equity awards granted with respect to those fiscal years (vested or unvested) to the extent that the Board of Directors, or the Compensation Committee, determines that:

a)

The size of the equity awards granted to the officer were calculated based upon the achievement of certain financial results for the year that were subsequently affected by the restatement of the Corporation’s financial statements;

b)	The officer, or persons reporting to the officer, engaged in misconduct that caused or partially caused the need for the restatement of the financial statements, and

c)

The amount of the equity awards that were granted to the officer for the year exceeded the amount of the equity awards the officer would have received or been granted had the Corporation’s financial results been properly reported in a manner consistent with the restated financial statements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the principal United States Federal income tax consequences of awards under the Plan and is based on Federal income tax laws currently in effect.

Limitation on Corporate Deductions for Certain Executives’ Compensation: Under Section 162(m) of the Code, the Corporation may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Corporation’s chief executive officer or is among one of the four most highly-compensated officers for that taxable year as reported in the Corporation’s proxy statement (“Section 162(m) Persons”). As a result of the Tax Cuts and Jobs Act enacted by Congress in late 2017, there is no longer an exemption for stock options or other “performance-based compensation” of Section 162(m) Persons under Section 162(m) of the Code.

Under the Plan, the Committee is still authorized to grant awards that become vested or payable only if the Corporation satisfies specified performance objectives, even if these awards will not qualify for an exemption from Section 162(m) of the Code. The Corporation may not be entitled to any deduction if the individual in question is a Section 162(m) Person, the amount in question, when added to the covered employee’s other taxable compensation that is not performance-based in the same taxable year, exceeds $1 million. The Committee may use such performance objectives as it determines to be appropriate, including one or more of the following: earnings per share, total revenue, net interest income, non-interest income, net income, net income before tax, non-interest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, new market growth, product line developments, and nonperforming assets. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. Performance measurement may be described in terms of objectives that are related to the performance by the Corporation, by any Subsidiary, or by any employee or group of employees in connection with services performed by that employee or those employees for the Corporation, a Subsidiary, or one or more subunits of the Corporation or of any Subsidiary. The performance objectives may be made relative to the performance of other companies. The performance objectives and periods need not be the same for each participant or for each Award. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the participants and the public shareholders of the Corporation. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock.

Stock Options: There are no Federal income tax consequences either to the optionee or the Corporation upon the grant of an incentive stock option or a nonqualified option. If shares are purchased under an incentive stock option (i.e., an incentive option is exercised) during employment or within three months thereafter, the optionee will not recognize any income and the Corporation will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of such exercise over the purchase price of the shares under the option will be includible in the optionee’s alternative minimum taxable income. Generally, if the optionee disposes of shares purchased under an incentive stock option within two years of the date of grant or one year of the date of exercise of the incentive stock option, the optionee will recognize ordinary income, and the Corporation will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount realized by the optionee on the disposition of the shares) over the purchase price of such shares. Any gain after the date on which the optionee purchased the shares will be treated as capital gain to the optionee and will not be deductible by the Corporation. If the shares are disposed of after the two-year and one-year periods mentioned above, the Corporation will not be entitled to any deduction, and the entire gain or loss realized by the optionee will be treated as capital gain or loss. When shares are purchased under a nonqualified option, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the optionee as ordinary income and deductible by the Corporation. The disposition of shares purchased under a nonqualified option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Corporation.

Other Awards: An employee who receives cash or shares of Corporation stock pursuant to an award other than an option will generally recognize ordinary income equal to the sum of the cash and the fair market value of the shares received when vested and no longer subject to a substantial risk of forfeiture and the Corporation will generally be entitled to a corresponding deduction from its income. A participant who receives an award of Corporation shares that is not yet vested may make a special election, in accordance with Section 83(b) of the Internal Revenue Code and applicable Treasury regulations, to be taxed (at ordinary income rates) on the fair market value of the shares at that time (with fair market value determined for this purpose without regard to any restrictions other than restrictions, if any, which by their terms will never lapse), in which case the Corporation would be entitled to a deduction at the same time equal to the amount of income realized by the employee but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, an employee who has been awarded such restricted stock will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income and the Corporation will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by the Corporation.

OTHER PROVISIONS

Vesting: All awards are subject to such time and performance vesting conditions as the Committee may determine and are set forth in the Award Agreement. Unless otherwise set forth in the Award Agreement all Awards immediately vest upon death, disability or Change in Control as defined under the terms of the Plan. “Change in Control” means a “Change in Ownership,” “Change in Effective Control,” or “Change in Ownership of a Substantial Portion of Assets,” as defined by Treasury Regulation 1.409A-3(i)(5), except that the Plan provision increases the threshold of “30 percent” provided for in the regulation, to “35 percent” for a Change in Effective Control. These are summarized below.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that, when combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation’s assets.

IRC 409A Compliance: Unless an Award Agreement approved by the Committee provides otherwise, each Award granted under the Plan is intended to meet the requirements for one or more exemptions from the restrictive requirements imposed on deferred compensation under Code Section 409A.

Plan Amendments: The Board of Directors may amend, alter, or discontinue the Plan at any time, provided that no amendment, alteration, or discontinuance may be made that materially and adversely affects the rights of a participant under any award granted prior to the date such action is adopted by the Board of Directors without the participant’s written consent. In addition no amendment may be made without shareholder approval, if shareholder approval is required under applicable laws, regulations or exchange requirements (including Section 422 of the Code with respect to ISOs under Section 422 of the Code), unless the required to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Corporation, the Plan or participants; or (iii) avoid any unintended unfavorable tax effects for the Corporation, the Plan or participants.

Term of the Plan: Unless earlier terminated by the Board, the Plan would terminate on the day immediately preceding the tenth anniversary date of its approval by shareholders of the Corporation. Termination of the Plan does not affect any outstanding awards granted prior to the termination of the Plan.

Forfeiture upon Termination for Cause: Subject to the provisions of the Award Agreement to which such award relates, upon the termination of employment of an employee for cause the employee forfeits all benefits associated with any award including all unexercised Options whether or not previously vested, all unexercised SARs whether or not previously vested and all Restricted Shares, Restricted Share Units and Performance Shares for which the delivery of Shares has not yet occurred.

VOTE REQUIRED

The affirmative vote of a majority of the shares cast regarding the proposal is required to approve the MBT Financial Corp. 2018 Stock Incentive Plan pursuant to Proposal Two. Shareholders may vote “FOR” or “AGAINST” this proposal or may indicate their intention to “ABSTAIN” from voting thereon. Proxies in the form solicited hereby which are properly executed and returned to the Corporation will be voted “FOR” approval of the Plan unless otherwise indicated by the shareholder. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Two are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION

OF THE MBT FINANCIAL CORP. 2018 STOCK INCENTIVE PLAN

PROPOSAL THREE: RATIFICATION OF AUDITOR

The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Plante & Moran, PLLC to serve as the Corporation’s independent registered public accounting firm for the Corporation for the year 2018. The firm has served as independent auditors for the Corporation since 2002. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of the Corporation. Shareholder ratification of the appointment of an independent registered public accounting firm is not required by law, but the Corporation has determined to submit their appointment to a shareholder vote in order to give the shareholders a voice in the designation of the Corporation’s auditors. If the resolution approving Plante & Moran, PLLC as the Corporation’s independent registered public accounting firm is rejected by the shareholders, then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Three. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Three are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal.

THE AUDIT COMMITTEE AND THE FULL BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” PROPOSAL THREE

PROPOSAL FOUR: RATIFICATION OF EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation programs of the Company as disclosed pursuant to Item 402 of Regulation S-K of the SEC in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure of the Proxy Statement for the 2018 Annual Meeting.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Compensation Committee has determined that the compensation structure for the named executive officers is effective, reasonable, and not excessive. Shareholders are encouraged to read the section of this Proxy Statement captioned “Executive Compensation,” including the related tabular disclosure regarding named executive officer compensation.

The affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock is required to approve Proposal Four. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal Four are not treated as votes cast and, therefore, will have no effect on outcome of the passage of the proposal.

THE COMPENSATION COMMITTEE AND THE FULL BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE “FOR” PROPOSAL FOUR TO ADOPT THE PROPOSED RESOLUTION.

Executive Compensation

Compensation Discussion and Analysis

Responsibility for Executive Compensation Program

The Compensation Committee of the Board of Directors, which is composed solely of independent directors, is responsible for establishing compensation policies with respect to the executive officers of the Corporation listed in the “Executive Compensation – Summary Compensation Table”. The Corporation’s executive compensation plans were approved by 95.6% of the votes cast (excluding abstentions) at the 2017 annual shareholder meeting. In view of this strong shareholder approval, the Compensation Committee believes there is general support by the shareholders for the overall direction, philosophy and relative magnitude of executive compensation plans. As a result, no material changes were made to the Corporation’s executive compensation plans in direct response to the voting results.

Compensation Philosophies and Objectives

The executive compensation philosophy is to deliver competitive levels of total compensation that attract and retain top leadership talent, with primary emphasis on pay for performance. Guiding principles that influence the structure and level of compensation for executive officers are:

●	The executive management team should be rewarded as a group for the financial performance of the Corporation, and also rewarded for individual performance;

●

The level of total compensation opportunity for each individual executive officer should reflect the relative level of job responsibility, market pay, and expected impact on the current and long-term performance of the Corporation;

●

A significant portion of total direct compensation should be at risk, with the opportunity for executive officers to earn correspondingly meaningful and competitive amounts of compensation relative to performance that drives growth in shareholder value;

●	Executive officers should be expected to retain a meaningful level of ownership in MBT Financial Corp. stock as a means of aligning the interests of management with those of shareholders;

●	Incentive compensation should be structured to focus management on achieving annual financial objectives in a manner that supports and drives the company’s long term success and profitability; and

●

Elements of compensation other than direct pay, including perquisites, personal benefits, or protection agreements should serve a balance of interests among executives, the Corporation, customers, and shareholders.

Specifically, the objective is to target base salary at approximately the 50th percentile (i.e., median) of market pay. Variable incentive pay is earned based on performance that is measured over short-term and long-term periods. Target award levels are designed to deliver competitive total direct compensation (i.e., annual cash compensation plus long term incentive compensation) in comparison to the Corporation’s peer group (refer to General Procedures and Benchmarking section of the Compensation Discussion and Analysis for discussion of peer group composition and how market pay is defined for named executive officers). Awards earned are dependent upon achievement of planned performance levels.

General Procedures and Benchmarking

The Committee reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board of Directors pursuant to a committee charter.

Role of Executive Officers in Determining Compensation

H. Douglas Chaffin, our President and Chief Executive Officer, recommends to the Committee base salary, target bonus levels, and long-term incentive grants for the executive officer group (other than himself). Mr. Chaffin makes these recommendations to the Committee based on guidelines provided by the Compensation Committee, and judgments regarding individual performance. Mr. Chaffin is not involved with any aspect of determining his own pay.

Compensation Risk

As a financial institution the Corporations’ compensation policies and practices are subject to review by bank regulatory agencies to be certain that they do not provide incentives for employee to take risks that could jeopardize the safety and soundness of the Corporation and its insured depository subsidiary. In order to ensure compliance with guidance issued by bank regulatory agencies the Corporation developed a process over the past few years to ensure that our compensation programs for our executives do not provide incentives to take excessive risks that could have material adverse impact on the company. Our compensation programs have several features that help to address potential concerns about risk:

•

Downward discretionary pay adjustment based on risk performance assessment which includes results of examinations by our banking regulators, internal examinations by our audit staff, and a qualitative review.

•	Caps on the maximum payment under our annual cash incentive plan and our stock incentive compensation plan.

•	Balanced mix of short-term, medium-term, and long-term compensation.

•	Stock ownership guidelines.

•	Clawback rights under the Corporation’s Clawback Policy.

In accordance with its established practice the Compensation Committee met in November of 2017 to conduct its annual review of the Company’s compensation policies and practices in order to evaluate the necessity of any changes to them as a part of its year-end Compensation Committee meeting in January 2018. As a part of that review the Compensation Committee conducted an evaluation of the Corporation’s executive and other incentive programs to determine if their design and/or metrics encourage unnecessary and or material risk taking and based on its review that concluded that they do not.

Compensation Consultant

The Committee has retained its own independent compensation consultant. In 2017, Findley Davies, an independent human resources consulting firm, was retained to obtain benchmark data and assist in the design and development of the executive compensation recommendations. The Committee has considered the independence of Findley Davies in light of SEC rules and NASDAQ listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Findley Davies that addresses the independence of Findley Davies and the members of the consulting team serving the Committee, including the following factors: (i) other services provided to the Corporation by Findley Davies, (ii) fees paid by the Corporation as a percentage of Findley Davies total revenue, (iii) policies and procedures of Findley Davies that are designed to prevent conflicts of interest, (iv) any business or personal relationships between members of the Findley Davies consultant team with members of the Committee, (v) and stock of the Corporation owned by members of the Findley Davies consultant team or any immediate family members, and (vi) any business or personal relationships between the executive officers of the Corporation and members of the Findley Davies consultant team. The Committee discussed these considerations and concluded that the work performed by Findley Davies and the members of the consulting team did not raise any conflicts of interest.

Benchmarking

The Compensation Committee determines competitive levels of total compensation for executive officers by applying market pay data and prevalence of practice information provided by the compensation consultant to the Committee. Market pay information is used by the Committee to establish and maintain competitive levels of total direct compensation and to determine the level of pay actually delivered to each named executive officer. Market pay data is applied in setting target levels of:

●	base salary;
●	total cash compensation (i.e., base salary plus annual incentive awards ); and
●	total direct compensation (i.e., total cash compensation plus targeted long term incentive compensation).

The Committee also relies on prevalent market practices in assessing the competitiveness and appropriateness of perquisites, personal benefits, deferred compensation, and payments in connection with events that may trigger payments or benefits to executive officers, such as a change-in-control.

The peer group market for the Corporation includes fifteen (15) financial institutions. The financial institutions included in the peer group are identified by the compensation consultant and reviewed by the Committee on an annual basis. Peer organizations are located within a multi-state geographic region near Monroe, Michigan, and are of comparable asset size and service mix to the Corporation. The median asset size of the peer group companies at December 31, 2016 was $1.5 billion (compared to the Corporation’s asset size of $1.357 billion). The peer group companies remain in the peer group each year to maintain a stable and consistent market pay measure, with additions and deletions occurring when required to assure comparability to the Corporation and to reflect mergers and acquisitions. The following list includes all peer group banks used for the current period:

Peer Company	Location
Farmers National Banc Corp	Canfield, OH
LCNB Corp.	Lebanon, OH
Macatawa Bank Corp.	Holland, MI
Farmers & Merchants Bancorp	Archbold, OH
Civista Bancshares, Inc.	Sandusky, OH
BankFinancial Corporation	Burr Ridge, IL
First Business Financial Services, Inc.	Madison, WI
Isabella Bank Corporation	Mount Pleasant, MI
Southern Missouri Bancorp, Inc.	Poplar Bluff, MO
Hawthorn Bancshares, Inc.	Jefferson City, MO
Kentucky Bancshares, Inc.	Paris, KY
NorthWest Indiana Bancorp	Munster, IN
MutualFirst Financial, Inc.	Muncie, IN
Farmers Capital Bank Corporation	Frankfort, KY
County Bancorp, Inc.	Manitowoc, WI

The compensation consultant provides the Committee, on an annual basis, total direct compensation pay amounts delivered by the peer group to each named executive officer. The source of data applied in the market analysis is the annual proxy reports for each peer company. Market pay data is statistically summarized and presented for the CEO, CFO, and all other Executive Vice President level officers. Market pay data is summarized separately for base salary, total cash compensation, long term incentive compensation, and total direct compensation.

The Committee also uses financial industry pay data provided by the compensation consultant. This data is sourced from published management compensation surveys that report the level of base salary and total cash compensation paid to executives in like positions by commercial banks of comparable asset size.

Market pay data from both the peer group and financial industry data sources are collectively a primary factor in the Committee’s recommendations to the full Board on setting target levels of base salary, annual incentive awards, and long term incentive awards; and are taken into account along with performance in determining base pay increases.

Elements of Executive Compensation

The elements of total compensation delivered to all or certain named executive officers, including potential payments or benefits include:

●	Base salary (refer to column (c) of Summary Compensation Table)

●	Annual incentive awards (refer to columns (d) and (g) of Summary Compensation Table)

●	Long-term incentive compensation in the form of equity grants or awards (refer to columns (e) and (f) of Summary Compensation Table)

●	Perquisites and personal benefits (refer to Column (i) of Summary Compensation Table, and Payments or Benefits in Connection with Termination of Employment or Change-in-Control)

●	Supplemental retirement benefits (refer to Column (h) of Summary Compensation Table and Pension table)

●	Severance and/or change-in-control agreements (refer to Payments or Benefits in Connection with Termination of Employment or Change-in-Control)

Base Salary

As discussed in the Compensation Philosophies and Objectives section, base salary is targeted at the median market base salary for each executive officer position. Market base salary is the primary determinant of target base pay levels, with internal equity or pay relationships among officer positions a secondary consideration.

Base salary for each executive officer is reviewed annually and is subject to adjustment consistent with individual performance. Other factors that influence the amount of adjustment to base salaries are the budget made available bank-wide for base pay increases, and the need for market equity adjustments referenced in the Compensation Philosophies and Objectives section.

Annual Incentive Award

All named executive officers participate in an annual incentive pay plan that provides a cash award opportunity tied to the level of the Corporation’s Net Operating Income (NOI) for the fiscal year. NOI is net operating income before bonus accrual and taxes. The amount of the cash award payable under the plan is dependent on the level of NOI achieved compared to the Corporation’s financial plan for the year. The objective of the plan is to place a meaningful portion of targeted cash compensation at risk, and to deliver reasonable and competitive awards to executive officers for achieving the income objectives set for the year. Annual incentive bonus targets, expressed as a percentage of base salary, are established at the beginning of the fiscal year period for each executive officer. The Committee establishes threshold and target levels of performance and caps the maximum awards. No matter how extraordinary the performance, the award is capped at 150% of the target.

Long Term Incentive Compensation

The MBT Financial Corp. 2008 Stock Incentive Plan (the Plan) was approved by shareholders in 2008 and amended in 2015. The Plan enables the Corporation to attract and retain future leadership talent and reward executives and other selected officers for growing the value of the Corporation. Equity grants during the 2017, 2016, and 2015 fiscal year periods were made in the form of performance-based Restricted Share Units (RSUs) and SOSARs. Each of these grants is more fully described below.

Stock Only Stock Appreciation Rights (SOSARs)

SOSARs provide the grantee the right to receive shares of MBT Financial Corp. stock upon exercise of the SOSAR, subject to terms and conditions set by the Committee. Upon exercise of the SOSAR, any increase in stock value, as measured by the difference between the fair market value of the Corporation’s common stock at exercise date and the grant date value of such shares, is converted to common shares based upon the fair market value of such stock on the exercise date. The resulting shares are delivered to the grantee, with any tax obligations met by the Grantee upon exercise. This form of equity grant was selected by the Committee over stock options because, for a given amount of expense or compensation value, SOSARs utilize fewer shares than options from the authorized pool under the Plan. Shares awarded upon exercise of the SOSAR are subject to the Stock Ownership and Retention policy applied to all executive officers.

The authorized terms and conditions of the SOSAR grant are covered under a written grant agreement. All SOSARs were granted with an exercise price equal to the fair market value of the Corporation’s shares on the grant date. Other material terms and conditions of the grant are:

-	The right to exercise the SOSAR vests on a scaled basis over three years, with a third of the SOSAR shares incrementally vesting each year.

-

All SOSARs become immediately vested and subject to exercise upon the death, disability, involuntary termination of employment without cause following a change-in-control, or retirement (age 62) of the executive.

-

The right to exercise a vested SOSAR by a senior executive officer expires on the earlier of 10 years from the date of grant; ninety days from date of grantee’s termination of employment for reasons other than death, disability, retirement, or for cause; termination for cause; or upon violation of non-compete, non-solicitation, or confidentiality covenants

Performance-based Restricted Share Units (RSUs)

RSU grants provide the recipient the right to receive a full-value share of MBT Financial Corp. stock for each unit granted, upon satisfaction of the performance conditions set forth under the grant agreement. This form of equity award was chosen by the Board for several reasons, including favorable accounting treatment under ASC 718, direct linkage of pay to long term financial performance, use of fewer shares relative to comparable value of stock options, and retention of awarded shares by the executive when coupled with the share ownership and retention policy. Under the terms of the award agreements the RSUs are subject to a three year service vesting requirement that lapses upon the earlier of the recipient’s death or disability, or a change in control of the Corporation. The RSUs are also subject to performance requirements established by the Compensation Committee at the time of the award.

Stock Ownership and Retention Policy

Consistent with the stated philosophy of aligning the interests of executives with those of shareholders, the Board believes that all executive officers should maintain a meaningful level of ownership in the Corporation’s stock over their period of service. Under the current policy, a targeted share ownership level (number of shares) is established for each named executive officer. The targeted number of shares is subject to annual review and may be increased at the discretion of the Board. Named executive officers are expected to attain this ownership level within a minimum of five years from being named an executive officer, and maintain this level during their period of executive officer service. Executive officers are expected to meet the share ownership targets from either equity based awards or purchase of shares on the open market. 100% of all shares awarded under the MBT Financial Corp. Long Term Incentive Compensation Plan or the 2008 Stock Incentive Plan, net of taxes due, are to be retained by the executive until the share ownership target is attained. Upon attainment of the share ownership target, all future shares awarded under any equity grant are to be retained for a minimum of one year. The current requirement is the CEO is to own stock valued at two times his annual base salary and the other executive officers are to own stock valued at their annual base salary.

Clawback Policy

The Board of Directors has adopted a Clawback Policy. The Clawback Policy requires the repayment or “Clawback” of excess cash or equity based compensation from each “Covered Officer” (any executive officer of the Corporation who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934) of the Corporation where the payments were based on the achievement of financial results that were subsequently the subject of financial restatement where either the Covered Officer or persons reporting to the Covered Officer was engaged in the misconduct that gave rise to the need for the restatement.

Personal Benefits, Perquisites, and Supplemental Retirement Benefits

The Board provides a reasonable level of personal benefits, perquisites, and supplemental retirement benefits to the named executive officers to support the business interests of the bank, provide competitive compensation, and to recognize the substantial commitment both professionally and personally expected from executive officers.

An executive benefits allowance is provided to all named executive officers. The aggregate value of the allowance, as defined under SEC rules, provided to each named executive officer is less than the reporting threshold value of $10,000. The named executive officers are also participants in the MBT Executive Officer Death Benefit Only Plan (DBO Plan). The DBO Plan provides a death benefit payable to the beneficiaries of the executive in the event of the executive’s death during employment equal to two times salary. For all participating officers who satisfy minimum age and service requirements, a post retirement death benefit equal to one times salary is provided. While the stated death benefit of two times salary is the same as that provided to all employees of the Bank under its general group term life insurance coverage, the arrangement for executive officers under the DBO Plan, including all of the named executive officers, is structured as a general obligation of the Corporation and is not provided under the group term life insurance policy. Participants in the DBO Plan do not report taxable income associated with their benefit arrangement and the death benefit amount is increased in an amount necessary to pay all income taxes due on the benefit amount when it is paid to the participants’ beneficiaries. The Corporation has purchased life insurance policies on the lives of all participants in the DBO Plan. Proceeds from such policies provide the sums necessary to pay the beneficiaries. The actual gross death benefit amounts payable under this plan are disclosed under Payments and Benefits in Connection with Termination or Change-in-Control. The amount of benefits paid from the supplemental disability benefit, and conditions for receipt of such benefits are also set forth under the Post Employment Compensation section of this proxy statement.

The Board entered into an agreement with Mr. Chaffin, President and CEO, that provides a Supplemental Retirement Benefit. This benefit was provided to Mr. Chaffin as an incentive to accept the position of CEO, and to establish a meaningful incentive for him to remain with the organization, thereby promoting continuity and stability of leadership. The level of benefit provided, material terms and conditions, and the present value of his accrued benefit under the plan at year-end is disclosed and explained under the Pension Benefits Table.

Severance or Change-in-Control Agreements

The Corporation has a change-in-control agreement with Douglas Chaffin (CEO) and severance agreements with each of its Executive Vice Presidents including Scott McKelvey, Audrey Mistor, Tom Myers, and John Skibski. These agreements are intended to provide fair treatment of executive officers and a reasonable amount of protection against loss of income and benefits in the event of termination without cause, or termination in connection with a change-in-control. These agreements also serve to promote the objectivity of executives in evaluating a potential change-in-control. The level of payments and benefits, and an explanation of the material terms and conditions are provided under the Payments and Benefits upon Termination or Change-in-Control.

Interrelationship Between Compensation Elements

Other important interrelationships between elements of total compensation are:

●

The annual cash incentive plan and the equity based long term incentive compensation plan reflect a balance of reward for annual profitability, sustained long term financial performance, and growth in share value.

●

The policy of requiring retention of any net shares delivered through the long term incentive compensation plan for at least a one year period strengthens the alignment of executives with shareholders.

●

The value of stock awards and the Supplemental Executive Retirement Plan for the CEO collectively represents wealth accumulation that will be monitored to assure delivery of reasonable, fair, and competitive compensation that is aligned with the stated executive compensation philosophies.

●

Payments or benefits triggered by death, disability, termination without cause, or change-in-control share a common purpose of providing a reasonable and fair level of protection against loss of income or benefits in connection with events over which the executive has no control.

Executive Compensation Decisions for 2017

Direct Compensation Mix and Market Alignment

Executive compensation is based upon pay for performance, with both annual and long-term incentives. Target total direct compensation is designed so that a significant portion of compensation varies based on the performance of the Corporation. The mix of award opportunity granted each year reflects a balance of short-term financial performance and long-term sustained share value growth. The amount at risk for the CEO is greater than the amount at risk for all other named executive officers in recognition of the higher level of accountability held by the CEO for the performance of the Corporation. The mix of target and actual total direct compensation (base salary, annual incentive bonus, and long term-incentive compensation, expressed as a percent of total direct compensation) for 2017, is summarized below for the CEO and all other named executive officers.

The following table and graphs summarize CEO and other Named Executive Officer (“NEO”) total pay and corresponding performance. In response to the severe economic downturn, the Compensation Committee made changes to the compensation programs to reflect performance. In recent years as financial performance has improved, CEO and NEO compensation opportunities have increased. The table and graphs illustrate the Corporation’s pay-for-performance approach to compensation.

Fiscal Year	CEO Total Compensation (1)	Aggregate NEO Total Compensation (1)	% Change CEO & NEO Compensation	Year-end Stock Price	EPS	Shareholder Return (TSR)
2013	$600,546	$935,173	16%	$4.26	$1.43	82.3%
2014	$733,338	$1,186,812	25%	$4.99	$0.33	17.1%
2015	$781,124	$1,214,196	4%	$6.83	$0.53	36.9%
2016	$880,585	$1,422,235	15%	$11.35	$0.64	68.2%
2017	$816,149	$1,357,768	-6%	$10.60	$0.46 (2)	1.5%

(1) Total compensation as reported on column (j) of Summary Compensation Table

(2) The 2017 EPS includes a one-time adjustment relating to the Tax Cuts and Jobs Act. EPS would have been $0.64 without that adjustment.

Base Salary

Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to the market data and peer group, individual performance, and the Corporation’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position or benchmark studies indicate that an adjustment is necessary to maintain market competitiveness.

The Corporation’s CEO, Mr. Chaffin was paid a base salary in 2017 of $380,962, which represents a 3.9% increase over his 2016 salary of $366,500. The salary increases for 2017 for the other name executive officers ranged from 3.9% to 4.3%. Mr. Skibski’s salary was increased to $210,214 from $202,409 (3.9%); Mr. McKelvey’s salary was increased to $202,751 from $195,106 (3.9%); Ms. Mistor’s salary was increased to $187,860 from $180,167 (4.3%); and Mr. Myers’ salary was increased to $204,764 from $196,637 (4.1%). The base salary increases were determined pursuant to the process outlined above.

Annual Incentive Pay Plan

Target annual incentive awards, expressed as a percentage of base salary, are established before the beginning of the fiscal year period for each executive officer. These award levels correspond to target levels of 45% of base salary for the CEO, and 35% of base salary for all other named executive officers. The target incentive award levels set for executive officers reflect the Board’s executive pay objectives explained under the Compensation Philosophies and Objectives section.

The Committee establishes threshold levels of performance and caps the maximum awards. NOI for the fiscal year must be at least 85% of planned NOI before any award is payable. If actual NOI is at 85% of plan then 77.5% of the executive’s target award is funded. Awards under the schedule are scaled proportionately for performance between 85% and 120% of planned NOI. The award schedule provides executives with the opportunity to earn incentive awards that are greater than their target awards with NOI performance above plan. No matter how extraordinary the performance, the award is capped at 150% of the target.

For the 2017 fiscal year period, the NOI target was $21,162,208 and the minimum to fund executive awards was $17,987,877. The actual NOI was $21,208,870, or 100.2% of plan, and as a result, a payout was 100.6% of target incentive awards was funded. Mr. Chaffin earned a bonus of 45.27% of his base salary. The other NEOs (Mr. Skibski, Mr. McKelvey, Mr. Myers, Mr. Lieto) earned a bonus of 35.21% of their base salaries.

Equity Awards

Equity grants made under the 2008 Stock Incentive Plan during the 2017 fiscal year period were made in the form of Performance-based Restricted Share Units (RSUs) and Stock Only Stock Appreciation Rights (SOSARs). In determining a reasonable level of long-term incentive compensation to be granted, the Committee considered current total direct compensation relative to the market data and peer group. Approximately 76% of the aggregate grant date value of the total 2017 equity awards were made in the form of RSUs, with the remaining 24% representing SOSARs.

Mr. Chaffin’s fair value of the equity grants was $122,585. The fair value of the equity grants made to each of the other NEOs (Messrs. Skibski, McKelvey, and Myers and Ms. Mistor) was $55,395. The values were computed in accordance with ASC 718, as described in the Corporation’s audited financial statements included in the Annual Report on Form 10-K.

The 2017 RSU grants, along with any dividend equivalents are earned and awarded based on achieving a minimum cumulative basic earnings per share in the two year performance period ending on December 31, 2018. “Cumulative Earnings Per Share” shall be equal to the Company’s consolidated net income computed under Generally Accepted Accounting Principles (GAAP) divided by the average number of shares issued and outstanding during the performance period, provided however, the Compensation Committee of the Board of Directors may make adjustments to Earnings Per Share to eliminate the effect of any item, positive or negative, that adversely affects the intended pay for performance nature of this RSU.

The number of RSUs awards earned are scaled based on actual performance. 50% of the awards are earned if 85% of the performance metric is achieved, 67% of the awards are earned if 90% of the performance metric is achieved, 83% of the awards are earned if 95% of the performance metric is achieved, and 100% of the awards are earned if the full performance metric is achieved or exceeded. No awards are earned when performance falls below 85% of the performance metric. Awarded RSUs become fully vested upon the earlier of the executive’s death, disability, change in control, or the executive’s continued employment with MBT Financial Corp. through December 15, 2019.

In making its decisions regarding the mix of RSUs and SOSARs the Compensation Committee took into account the fact that the RSUs are earned by achievement of a single performance metric and the SOSARs provide compensation tied to the market value of the Corporation’s common stock. This provides an appropriate balance in the delivery of overall equity compensation because the RSUs reward executives based upon achievement of the Corporation’s earnings objectives and the SOSARs reward executives based on the increases in the market value of the Corporation’s common stock.

On February 23, 2017, Mr. Chaffin was granted 8,000 RSUs and each of the other NEOs (Messrs. Skibski, McKelvey, and Myers and Ms. Mistor) were granted 4,000 RSUs. The RSUs will vest on December 15, 2019 according to the following schedule based on the Corporation’s cumulative earnings per share in the two year performance period ending December 31, 2018:

Two Year Cumulative Basic EPS for the Two Year Performance Period Ending December 31, 2018	Percent of Target Achieved	Percent RSUs Vested

$1.23	100%	100%
$1.17	95%	83%
$1.10	90%	67%
$1.04	85%	50%
Less than $1.04		0%

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Corporation with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers. For years prior to 2018, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements were met. We periodically reviewed the potential consequences of Section 162(m) and in some instances structures the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). As a result of the Tax Cuts and Jobs Act, future equity awards will generally not be exempt from Section 162(m), even if performance based. We reserve the right to use our judgment to authorize compensation payments that are non-deductible under Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

With the adoption of ASC 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

Compensation Committee Report on Executive Compensation

The compensation committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2017 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2017 for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Compensation Committee

Joseph S. Daly, Chair

Kristine L. Barann

Peter H. Carlton

Michael J. Miller

Debra J. Shah

Joseph S. Vig

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (#1)	Option Awards ($) (#2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (#3)	All Other Compensation ($) (#4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
H. Douglas Chaffin President & Chief Executive Officer (PEO)	2017 2016 2015	380,962 366,500 352,423	- - -	87,200 82,600 37,050	35,385 46,200 46,360	172,461 226,772 185,022	121,217 133,843 137,435	18,924 24,670 22,834	816,149 880,585 781,124
John L. Skibski EVP & Chief Financial Officer (PFO)	2017 2016 2015	210,214 202,409 196,164	- - -	43,600 41,300 17,290	11,795 15,400 17,812	74,016 97,409 73,562	- - -	10,958 9,423 9,017	350,583 365,941 313,845
Thomas G. Myers EVP, Chief Lending Manager	2017 2016 2015	204,764 196,637 188,884	- - -	43,600 41,300 17,290	11,795 15,400 17,812	72,097 94,631 70,832	- - -	12,675 10,961 10,320	344,931 358,929 305,138
Scott E. McKelvey EVP, Wayne County President	2017 2016 2015	202,751 195,106 189,326	- - -	43,600 41,300 17,290	11,795 15,400 17,812	71,389 93,895 70,997	- - -	11,863 10,167 9,598	341,398 355,868 305,023
Audrey Mistor EVP, Wealth Management Group Director	2017	187,860	-	43,600	11,795	66,145	-	11,455	320,856

Summary Compensation Table Footnotes:

(1)

Amounts reflect the aggregate grant date fair value of awards granted during the year valued in accordance with Generally Accepted Accounting Principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.  The values reported in this column for 2017 represent the value of restricted share units granted that are subject to performance and vesting requirements. 100% of the performance requirements are expected to be met. The values reported in this column for 2016 represent the value of restricted share units granted that are subject to performance and vesting requirements. 100% of the performance requirements were met. The values reported in this column for 2015 represent the value of restricted share units granted that were subject to performance and vesting requirements. 100% of the performance requirements were met.

(2)

Reflects the aggregate grant date fair value of SOSAR grants made during the year valued in accordance with Generally Accepted Accounting Principles. Assumptions used in determining fair value are disclosed in the footnote 1, “Summary of Significant Accounting Policies,” and footnote 15, “Stock-Based Compensation Plan” to the consolidated financial statements of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

Reports increase in present value of Supplemental Executive Retirement Benefit accrual for the given year. Refer to “Supplemental Executive Retirement Plan” discussion below for an explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2017.

(4)

Includes MBT Retirement Plan and Health Savings Account (HSA) contributions, and certain life insurance premiums paid by the Corporation for the benefit of the named executive officer to provide the benefit under the terms of the Death Benefit Only plan for certain executive officers.

Name	HSA and Retirement Contributions ($)	Life Insurance Premiums ($)	Total ($)
H. Douglas Chaffin	11,800	7,124	18,924
John L. Skibski	9,408	1,550	10,958
Thomas G. Myers	9,190	3,485	12,675
Scott E. McKelvey	9,110	2,753	11,863
Audrey Mistor	8,514	2,941	11,455

Narrative Explanation to the Summary Compensation table

Named Executive Officers participate in an annual incentive bonus plan that provides a cash award tied to Net Operating Income, adjusted for income taxes and bonus amounts (Adjusted NOI). Award amounts are set prior to the beginning of the fiscal year and are paid under the plan if the Corporation earns Adjusted NOI that is at or above a defined threshold level for the year. No awards are payable under the plan if profit falls below the established performance threshold. The value of any awards paid with respect to the fiscal year is disclosed in column (g) of the summary compensation table. Refer to the Compensation Discussion and Analysis for a more complete explanation of the plan.

The stock awards reported in column (e) of the Summary Compensation Table represent the grant date value of Restricted Shares and Restricted Share Units granted to Named Executive Officers during the fiscal year. Refer to the Compensation Discussion and Analysis section for a description of these equity grants and the associated vesting conditions.

Mr. Chaffin participates in a supplemental retirement benefit plan. The increase in value for the fiscal year is reported in column (h) of the Summary Compensation Table. The full present value accrued through the end of the fiscal year is reported on the Pension Benefits Table in column (d). The value of Mr. Chaffin’s accrued benefit is fully vested. The benefit structure is more fully explained with the Pension Table and in the Compensation Discussion & Analysis section of this proxy statement.

The named executive officers are participants in the MBT Retirement Plan. This plan is a qualified profit sharing, 401(k) plan. The employer contribution amounts for the fiscal year period for each named executive officer are included in column (i) and reported under footnote number 4 of the Summary Compensation Table. Employer contributions under the Plan are structured as a percent of base salary up to statutory compensation limits and include Safe Harbor contributions, applied on a non-discriminatory basis for all Plan participants.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	All Other Stock Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Equity Awards (FASB Topic 718)
Name	Grant Date	Date Equity Grant Approved By Board	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Share) (#1)	($) (#2)
(a)	(b)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
H. Douglas Chaffin (PEO)	2/23/2017 2/25/2016 1/21/2015	2/23/2017 2/25/2016 1/21/2015					8,000 10,000 7,500					87,200 82,600 37,050
H. Douglas Chaffin (PEO)	2/23/2017 2/25/2016 5/28/2015	2/23/2017 2/25/2016 5/28/2015								10,500 15,000 19,000	10.90 8.26 5.79	35,385 46,200 46,360
John L. Skibski (PFO)	2/23/2017 2/25/2016 1/21/2015	2/23/2017 2/25/2016 1/21/2015					4,000 5,000 3,500					43,600 41,300 17,290
John L. Skibski (PFO)	2/23/2017 2/25/2016 5/28/2015	2/23/2017 2/25/2016 5/28/2015								3,500 5,000 7,300	10.90 8.26 5.79	11,795 15,400 17,812
Thomas G. Myers	2/23/2017 2/25/2016 1/21/2015	2/23/2017 2/25/2016 1/21/2015					4,000 5,000 3,500					43,600 41,300 17,290
Thomas G. Myers	2/23/2017 2/25/2016 5/28/2015	2/23/2017 2/25/2016 5/28/2015								3,500 5,000 7,300	10.90 8.26 5.79	11,795 15,400 17,812
Scott E. McKelvey	2/23/2017 2/25/2016 1/21/2015	2/23/2017 2/25/2016 1/21/2015					4,000 5,000 3,500					43,600 41,300 17,290
Scott E. McKelvey	2/23/2017 2/25/2016 5/28/2015	2/23/2017 2/25/2016 5/28/2015								3,500 5,000 7,300	10.90 8.26 5.79	11,795 15,400 17,812
Audrey Mistor	2/23/2017	2/23/2017					4,000					43,600
Audrey Mistor	2/23/2017	2/23/2017								3,500	10.90	11,795

(1)	Exercise price is the closing price of a share as reported on the exchange, as provided for under the MBT Financial Corp. 2008 Stock Incentive Plan.

(2)

Reflects grant date fair value of performance stock units and stock options, computed in accordance with FASB ASC 718. Refer to financial statements for assumptions applied in valuation of Equity Awards.

Narrative Explanation to the Grants of Plan Based Award table

The grant date for all equity awards is the first day of the fiscal year on which MBT stock is traded, unless otherwise determined by the Compensation Committee. The date of grants for fiscal year 2017 awards was February 23, 2017. The Compensation Committee approved these equity grants and the related terms and conditions on February 23, 2017. Equity grants were delivered in the form of Stock Only Stock Appreciation Rights (SOSARs) and Restricted Share Units as provided for under the MBT Financial Corp. 2008 Stock Incentive Plan, as amended May 7, 2015.

Restricted Share Units disclosed in columns (f) through (h) for 2017 grants are earned based upon two year cumulative earnings per share performance for the fiscal years 2017 and 2018. Earned units and related dividend equivalents become fully vested upon continued service of the Named Executive Officer with MBT Financial Corp. through December 15, 2019. Each Restricted Share Unit is equivalent in value to a share of MBT Financial Corp. common stock. Dividend equivalent units accrue during the performance and vesting periods in proportion to actual dividends declared on MBT Financial Corp. stock, and are subject to the same performance and vesting conditions applied to units awarded on the date of grant. Refer to the Compensation Discussion and Analysis section for a description of performance conditions attached to Restricted Share Unit grants made during the fiscal year. All earned Restricted Share Units and dividend equivalent units are paid in the form of MBT Financial Corp. common shares at the end of the vesting period.

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	( c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

H. Douglas Chaffin	15,000	-	-	2.35	1/2/2023
(PEO)	15,000	-	-	4.90	3/7/2024
	19,000	-	-	5.79	5/28/2025
	10,000 3,500	5,000 7,000	- -	8.26 10.90	2/25/2026 2/23/2027
						11,472	$121,603	8,694	$92,156

John L. Skibski	5,000	-	-	2.35	1/2/2023
(PFO)	5,000	-	-	4.90	3/7/2024
	7,300	-	-	5.79	5/28/2025
	3,332 1,166	1,668 2,334	- -	8.26 10.90	2/25/2026 2/23/2027
						5,735	$60,791	4,347	$46,078

Thomas G. Myers	5,000	-	-	4.90	3/7/2024
	7,300	-	-	5.79	5/28/2025
	3,332 1,166	1,668 2,334	- -	8.26 10.90	2/25/2026 2/23/2027
						5,735	$60,791	4,347	$46,078

Scott E. McKelvey	2,434	-	-	5.79	5/28/2025
	1,666 1,166	1,668 2,334	- -	8.26 10.90	2/25/2026 2/23/2027
						5,735	$60,791	4,347	$46,078

Audrey Mistor	1,668	-	-	4.90	3/7/2024
	4,867	-	-	5.79	5/28/2025
	3,332 1,166	1,668 2,334	-	8.26 10.90	2/25/2026 2/23/2027
						5,735	$60,791	4,347	$46,078

(1)	All reported options expiring on February 25, 2026 become fully vested on December 31, 2018. All reported options expiring on February 23, 2027 become fully vested on December 31, 2019.
(2)

Includes the value of dividends of $1.56 per RSU earned on the RSUs during the performance period. The performance period ended on December 31, 2017, and the dividends were converted to additional RSUs at $10.60, the December 31, 2017 market price of the underlying common stock.

(3)

Includes the value of dividends earned on the RSUs during the performance and vesting periods. The performance period ends on December 31, 2018 and the vesting period ends on December 31, 2019. Upon completion of the vesting period, the dividends paid on the underlying common stock each year will be converted to additional RSUs at the market price of the underlying stock at each year end during the performance and vesting periods. The amount of RSUs shown includes the $0.92 per unit dividend converted to additional RSUs at $10.60, the December 31, 2017 market price of the underlying common stock.

Option Exercises and Stock Vested

(a)	(b)	(c )	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Douglas Chaffin (PEO)	16,589	$190,774	7,923	$85,568
John L. Skibski (PFO)	5,715	$66,008	3,698	$39,938
Thomas G. Myers	3,996	$45,954	3,698	$39,938
Scott E. McKelvey	5,082	$58,951	3,698	$39,938
Audrey Mistor	0	$0	3,698	$39,938

Pension Benefits

(a)	(b)	(c )	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
H. Douglas Chaffin (PEO)	Monroe Bank & Trust Supplemental Executive Retirement Agreement	n/a	$1,271,917	-

(1)

Reports the present value of Mr. Chaffin’s vested benefit accrued under the plan as of the end of the fiscal year period, based upon the his 2017 base salary and projected benefit offset values at age 65. Actuarial assumptions applied in determining this value include the 1994 GAR mortality table, current Social Security Law and related index factor assumptions, a discount rate of 3.50%, and an interest rate of 3.50%. This value is approximately 73% of the full benefit accrual otherwise payable with continued service to age 65, and based on current fiscal year pay and projected benefit offset values at 65.

Narrative Explanation to the Pension Table

The Corporation has established The Monroe Bank & Trust Supplemental Executive Retirement Agreement (the “SERP”) for the benefit of Mr. Chaffin. The SERP provides for payment of a supplemental retirement benefit payable at age 65 equal to 65% of the executive’s annual base salary at retirement reduced by 50% of the executive’s Primary Social Security Benefit and the life annuity value of accumulated employer contributions at age 65 in the executive’s account balance under the Monroe Bank Retirement Plan. The resulting annual benefit amount is converted to 12 equal monthly amounts and paid monthly for 120 months commencing at age 65. Mr. Chaffin’s annual benefit at normal retirement age (65) is projected to be $206,897 based on current fiscal year compensation and continued service to normal retirement age. The agreement further provides for an early termination benefit equal to a portion of the full accrued benefit value determined at the early termination date and otherwise payable at age 65. The value of Mr. Chaffin’s vested accrued benefit at early termination is payable in the form of 120 equal monthly installments commencing at age 60, if termination is before age 60, or upon termination after age 60. Mr. Chaffin became fully vested in his accrued benefit on April 2, 2009. If Mr. Chaffin were to terminate employment at December 31, 2017, he is projected to be vested in approximately 87% of the full benefit accrual otherwise payable with continued service to age 65, taking into account pay and the benefit offset amounts valued at termination of employment. The full present value accrued through the end of the fiscal year was $1,271,917.

CEO Pay Ratio

The Securities and Exchange Commission adopted a rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the chief executive officer (“CEO”). The purpose of the new required disclosure is to provide a measure of the equitability of pay within the Corporation. We believe that our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value.

In determining the median employee, a listing was prepared of all employees as of December 31, 2017. As of that date, the Corporation employed 299 persons. The median employee was selected from the list of all employees.

The calculation of annual total compensation of all employees was determined in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table of this Proxy Statement. Pay elements that were included in the total annual compensation for each employee are:

●	Salary received in fiscal year 2017
●	Non-Equity incentive compensation earned in 2017
●	Grant-date fair value of equity awards granted in fiscal year 2017
●	Corporation-paid contributions to deferred compensation plan in 2017
●	Corporation-paid 401(k) Plan match made during fiscal year 2017
●	Corporation-paid contributions to Health Savings Accounts made during fiscal year 2017
●	Corporation-paid life insurance premium during fiscal year 2017

The total annual compensation for fiscal year 2017 for our CEO was $816,149, and for the median employee was $46,070. The resulting ratio of our CEO’s pay to the pay of the median employee for fiscal year 2017 was 17.7 to 1.

Post-Employment Compensation

We have summarized below the material terms of arrangements that would be made to each of our named executive officers upon their termination of employment or upon a change in control as follows:

Payments or benefits upon termination of employment in connection with a Change-in-control

The Corporation has entered into certain severance or change-in-control agreements with its named executive officers.

H. Douglas Chaffin Change in Control Agreement

The Corporation has entered into a Change in Control Agreement with Mr. Chaffin, the Corporation’s Chief Executive Officer.

The terms of the Change in Control Agreement provide that in the event of a change in control of the Corporation as defined in the agreement, Mr. Chaffin is entitled to a severance payment in the event of his termination, without cause, equal to his annual compensation, which is defined to include his then current salary plus his previous year's cash bonus. The severance payment is also payable in the event of his involuntary termination of employment or demotion within two years of the change in control, or his voluntary termination during the period beginning six months following the change in control and ending nine months after the change in control. In addition, Mr. Chaffin is entitled under the terms of the agreement to receive certain health, disability, dental, life insurance and other benefits for a one-year period following a change in control.

Mr. Chaffin’s Change in Control Agreement provides for the reimbursement of certain excise taxes imposed upon payments received by Mr. Chaffin, which are deemed "excess parachute" payments under the provisions of Section 280G of the Internal Revenue Code. In the event such payments are deemed excess parachute payments, then the amount of the payment is increased in an amount sufficient to eliminate any excise tax imposed under Section 4999 of the Internal Revenue Code and otherwise payable by Mr. Chaffin.

TABLE 1 - Payments to Mr. Chaffin in Connection with a Change-In-Control (1)	H. Douglas
Chaffin
Cash Compensation: (2)
Base Salary	$385,000
Non-Equity Incentive Plan Compensation	172,461
Long-Term Incentive Awards: (3)
Stock Options/SARs
Unvested and Accelerated Vesting (4)	11,700
Performance Stock Units (5)
* 2016-2017 (performance period)	121,603
* 2017-2018 (performance period)	92,150

Continuation of Welfare Benefit Coverage and Perquisites
Post-termination Health Care (6)	10,575
Post-termination Dental (6)	619
Post-termination Vision	109
Post-termination Disability (6)	405
Post-termination Life Insurance and AD&D (6)	55
Outplacement Services (7)	7,500
Other Benefits(8)	9,500
Total	$800,426

(1)	Change in Control event assumed to occur on December 31, 2017 for disclosure purposes. Fiscal-year-end base salary is $385,000.

(2)

Change-in-Control agreement provides for cash payment equal to one times base salary plus the total cash bonuses for the last whole calendar year preceding termination of employment for payment triggering events including (i) termination of executive without cause or voluntary resignation of executive for specified reasons within two years after a Change-in-Control with specified reasons including a) demotion, b) reduction in compensation, c) transfer away from principal place of employment of Monroe County, Michigan, or a county contiguous thereto, or d) material reduction of job title, status or responsibility; or (ii) voluntarily termination of employment not earlier than six months and not later than nine months following a Change-in-Control of the Corporation, or (iii) discharge of executive other than for cause and there is a Change-in-Control within two years following the date of discharge.

(3)	The price per share of the Corporation's stock on December 31, 2017 is $10.60 per share. Only incremental value of equity awards attributed to payment events is reported.

(4)

Vesting of outstanding unvested stock options is accelerated upon a Change-in-Control assumed to be December 31, 2017 for disclosure purposes. Realizable value is equal to the difference between the December 31, 2017 per share price and the exercise price for stock options with accelerated vesting, multiplied by the number of option shares vested upon change-in-control event. Realizable value is reported as $11,700.

(5)

Under the terms of the plan and related award agreement all outstanding Performance Stock Units become immediately vested upon a Change-in-Control. Value realized is equal to the total number of Performance Stock Units with accelerated vesting multiplied by the December 31, 2017 per share value of $10.60.

(6)

Change-in-control agreement provides for the continuation of referenced benefits with the full cost of benefits paid by the Corporation for a 12 month period following the Executive's termination of employment in connection with a Change-in-Control. Cost is based on policy rates in effect at December 31, 2017.

(7)	Change-in-control agreement provides for 6 months of out-placement services following termination of employment in connection with a Change-in-Control. The reported cost is an estimate.

(8)	Change-in-control agreement provides for continuation for 1 year of all benefits in place at time of Change-in-Control. Reported amount represents executive benefit allowance.

Other Named Executive Officers – Separation and Change in Control Agreements. The Corporation has entered into identical agreements with Messrs. McKelvey, Myers, and Skibski and Ms. Mistor providing for certain severance payments following termination of employment other than for cause. Table 2 describes the potential payments upon involuntary not for cause termination or good reason resignation as defined in each of the agreements. Table 3 describes the potential payments in connection with a change-in-control termination. The agreements provide that in the event such payments are deemed excess parachute payments, then the amount of the payments provided for in the agreement for each executive will be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 of the Internal Revenue Code.

Involuntary Not For Cause Termination or Good Reason Resignation. In the event the Corporation terminates the employment of any of the named executive officers, without cause, prior to a "change in control," as that term is defined in each of the agreements, the executive is entitled to receive as severance pay one year of his base salary. Under the terms of the agreements, 50% of the severance payment is disbursed in a lump sum upon termination, with the remaining amount payable over the twelve months immediately following termination. In addition, the Corporation is obligated to pay the COBRA premiums for the continuation of healthcare benefits for the executive and his eligible dependents for the twelve month period following termination of employment.

TABLE 2

Payments In Connection With Involuntary Not for Cause Termination or Good Reason Resignation(1)

	John L. Skibski	Thomas G. Myers	Scott E. McKelvey	Audrey Mistor
Cash Compensation:
Base Salary (2)	$212,500	$207,000	$205,000	$190,000
Short-term Incentive (3)	No Payment	No Payment	No Payment	No Payment
Long-Term Incentive Awards: (4)
Stock Options
Unvested and Accelerated (5)	No Payment	No Payment	No Payment	No Payment
Performance Stock Units (6)	No Payment	No Payment	No Payment	No Payment
Continuation of Welfare Benefits
Post-termination Health Care (7)	13,210	13,892	11,121	12,892
Total	$225,710	$220,892	$216,121	$202,892

(1)

Severance agreement provides for severance payment equal to one times base salary. Assumes Executive has either (i) been discharged without Cause, or (ii) has resigned within 90 days of an event constituting Good Reason which shall mean a) material reduction in job, b) reduction in base salary, or c) receipt of Notice of Non-renewal of separation agreement, and such event is prior to a Change in Control. Amount of payments are reduced to extent necessary to eliminate any excise tax imposed under IRC Section 4999.

(2)

Payment triggering events are assumed to occur on December 31, 2017. Base salary at fiscal-year-end for each Messrs. Skibski Myers, and McKelvey, and Ms. Mistor are $212,500; $207,000, $205,000, and $190,000, respectively.

(3)	Agreement does not provide for short-term incentive severance payment.

(4)

The price per share of the Corporation's stock on the assumed payment triggering date of December 31, 2017 is $10.60 per share. Only the incremental value of awards attributed to triggering events are reported.

(5)	No acceleration of outstanding unvested SOSARs occurs.

(6)	No acceleration of outstanding unvested Restricted Share Units occurs.

(7)

Agreement provides for the continuation of health care benefits with the full cost of benefits paid by the Corporation for the 12 month period following the executive's termination of employment. The cost is computed based on policy rates in effect at December 31, 2017.

Involuntary Termination or Good Reason Resignation in Connection with Change in Control. In the event the Corporation terminates the employment of the named executive officer, without cause, within one year after a change in control, the executive is entitled to severance payment equal to one year of his base salary, plus an amount equal to his average annual cash bonus for the prior three year period. Under the terms of the agreements, the entire severance payment is due within ten days after the executive's termination.

TABLE 3

Payments In Connection With Involuntary Termination or Good Reason Resignation Within One Year Following Change in Control (1)

	John L. Skibski	Thomas G. Myers	Scott E. McKelvey	Audrey Mistor
Cash Compensation:
Base Salary (2)	$212,500	$207,000	$205,000	$190,000
Short-term Incentive (3)	81,662	79,187	78,760	71,989
Long-Term Incentive Awards: (4)
Stock Options
Unvested and Accelerated (5)	3,903	3,903	3,903	3,903
Performance Stock Units (6)
* 2016-2017 (performance period)	60,791	60,791	60,791	60,791
* 2017-2018 (performance period)	46,078	46,078	46,078	46,078

Continuation of Welfare Benefits
Post-termination Health Care (7)	13,210	13,892	11,121	12,892

Total	$418,144	$410,851	$405,653	$385,653

(1)

Severance agreement provides for severance payment equal to one times base salary plus the average annual cash bonus received during the prior three year period. Assumes Executive has either (i) been discharged without Cause, or (ii) has resigned within 90 days of an event constituting Good Reason which shall mean a) material reduction in job, b) reduction in base salary, or c) receipt of Notice of Non-renewal of separation agreement, and such event is within one year following a Change in Control as defined in the agreement. Amount of payments are reduced to extent necessary to eliminate any excise tax imposed under IRC Section 4999.

(2)

Payment triggering events are assumed to occur on December 31, 2017. Base salary at fiscal-year-end for each Messrs. Skibski, Myers, and McKelvey, and Ms. Mistor are $212,500; $207,000, $205,000, and $190,000, respectively.

(3)	The average annual cash bonus for the three year period ending December 31, 2017 for Messrs. Skibski, Myers, and McKelvey, and Ms. Mistor were $81,662, $79,187, $78,760, and $71,989, respectively.

(4)

The price per share of the Corporation's stock on the assumed payment triggering date of December 31, 2017 is $10.60per share. Only the incremental value of awards attributed to triggering events are reported.

(5)

Vesting of outstanding unvested stock options is accelerated upon a Change-in-Control assumed to be December 31, 2017 for disclosure purposes. Realizable value is equal to the difference between the December 31, 2017 per share price and the exercise price for stock options with accelerated vesting, multiplied by the number of option shares vested upon change-in-control event.

(6)

The agreement provides that all outstanding RSUs become immediately vested upon a change-in-control. The value realized is equal to the total number of Restricted Share Units with vesting accelerated multiplied by the December 31, 2017 per share value of $10.60.

(7)

Agreement provides for the continuation of health care benefits with the full cost of benefits paid by the Corporation for the 12 month period following the executive's termination of employment. The cost is computed based on policy rates in effect at December 31, 2017.

Material Terms of Agreements

The following additional terms apply to both Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements with the other named executive officers.

Confidentiality, Non-competition and Non-solicitation Agreements. While employed by the Corporation and for a period of one year following the executive’s termination of employment for any reason, the executive shall be bound by the terms of a confidentiality, non-solicitation, and non-competition agreement which prohibits the executive, without prior written consent of the Corporation, from rendering services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Corporation in providing financial products or services to consumers or businesses in Monroe County, Michigan and its contiguous counties and municipalities.

Termination for Cause. The executives will be entitled to certain benefits as described above if the executive’s employment is terminated by the Corporation for reasons other than for cause. A termination is for cause if it is for any of the following reasons: (i) the executive’s criminal dishonesty, (ii) the executive’s refusal to perform his duties on an exclusive and substantially full-time basis, (iii) executive’s refusal to act in accordance with any specific substantive instructions given by the Corporation with respect the executive’s performance of duties normally associated with his position prior to a Change in Control, or (iv) the executive’s engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation.

Definition of a Change in Control. We have defined a Change in Control under Mr. Chaffin’s Change in Control Agreement and the Separation and Change in Control Agreements covering our other named executive officers as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the Board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Corporation's assets.

Acceleration of Vesting - Equity Acceleration. In the event of Change in Control of the Corporation, as defined under the MBT Financial Corp.2008 Stock Incentive Plan, all unvested stock options and restricted stock units (RSUs) granted under the plan shall become immediately and unconditionally vested.

Payments or benefits made upon termination due to Retirement

Retiree Medical Coverage

Upon retirement, executive officers named on the Summary Compensation Table who have attained the age of 55 with at least 5 years of service, and who are covered under a medical plan offered by the Corporation at retirement, may participate in the retiree medical plan provided by the Corporation. Employees below the Senior Vice President level may also participate in the retiree medical plan if they are at least age 55, and their age plus years of service is at least 80. Eligible employees of the Corporation participate in the same retiree medical benefits plans insured through BlueCross/BlueShield and Humana. The Corporation pays the full cost of coverage for the retiree up to a capped amount. The retiree must pay the full premium cost of coverage for a spouse. Upon attainment of age 65, benefits provided under the plan coordinate with Medicare, with Medicare becoming the primary payer, and the plan becoming the secondary payer.

As of December 31, 2017, Messrs. Chaffin, McKelvey and Myers, and Ms. Mistor meet the minimum age and service requirements for participation in the plan. Had each retired on December 31, 2017, assuming active employee medical coverage in force at retirement, the Corporation would have paid an annual premium of $4,503 for the coverage of each. The portion of the total ASC 715 expense attributed to each of the named executive officers during 2017, for financial statement reporting purposes are:

Named Executive Officer	ASC 715 Expense ($)
Mr. Chaffin	3,637
Mr. Skibski	2,096
Mr. Myers	3,507
Mr. McKelvey	2,930
Ms. Mistor	3,633

Accelerated Vesting of Equity Awards

Upon termination of employment, the Restricted Share Unit Agreement provides that the participant’s unvested Restricted Share Units outstanding at retirement will be forfeited.

Upon termination of employement on or after attainment of age 62, the Stock Only Stock Appreciation Rights Agreement provides that the participant’s unvested SOSARs outstanding at retirement will immediately vest. If retirement occurs prior to attainment of age 62, unvested SOSARs will be forfeited.

Payments or benefits at termination due to disability

Benefit payments from long term disability policy

All employees, including the named executive officers, are covered under a group long term disability policy. This policy provides for payment of a disability benefit in the event of total disability as defined under the policy. Monthly total disability benefit payments to named executive officers in the event of disability as of December 31, 2017 are 66.67% of the officer’s monthly salary, up to a maximum or $10,000. Benefit payments would commence following a 180 day elimination period.

Accelerated Vesting of Equity Awards

In the event of disability as defined under the MBT Financial Corp. 2008 Stock Incentive Plan (i.e., permanent and total disability as defined under IRC Section 22(e)(3)), all outstanding unvested SOSARs become fully vested and subject to exercise. At December 31, 2017, the realizable value associated with these stock appreciation rights was $11,700 for Mr. Chaffin and $3,903 each for Messrs. McKelvey, Myers, and Skibski, and Ms. Mistor. An assumption is made for purposes of this disclosure that the executive officer’s employment would cease upon becoming totally and permanently disabled.

Related to the same disability condition, the Restricted Stock Unit Agreement provides that the participant’s unvested Restricted Stock Units, outstanding at date of disability, will remain subject to the applicable performance vesting schedule, but the amount of any earned award of shares will be reduced proportionate to the number of months the participant was actively employed during the performance period.

Payments or benefits at termination due to death of executive officer during employment period

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit in the event of death while employed as an executive officer of the Corporation. The death benefit is payable to the executive officer’s named beneficiary. The death benefit amount is equal to two times the executive officer’s base salary at death, plus an amount equal to a tax gross-up based on a tax rate of 32% on this death benefit. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation. The total death benefit payments to beneficiaries of named executive officers, assuming a December 31, 2017 payment trigger date, are:

NEO	Death Benefit ($)
Mr. Chaffin	2,748,168 (1)
Mr. Skibski	601,471
Mr. Myers	585,294
Mr. McKelvey	579,412
Ms. Mistor	535,294

(1)	Mr. Chaffin’s death benefits reflect his benefits under both the Executive Officer Death Benefit Only Plan and the Director Death Benefit Only program.

The cost of the insurance attributable to providing this death benefit protection is reflected in all other compensation column (i) of the Summary Compensation Table.

The referenced death benefit payments are paid from the general assets of the Corporation in accordance with death-benefit-only agreements between the Corporation and each named executive officer. The Corporation has insurance policies in place on the lives of each named executive officer, with the bank named as the beneficiary. Proceeds from these policies serve to reimburse the bank for all death benefit payments made to the executive officer’s beneficiary.

In addition to the death benefit payments referenced above, Mr. Chaffin’s beneficiary will receive his full accrued benefit under the SERP at the date of death, unreduced for early termination before normal retirement age. Assuming a payment trigger date of December 31, 2017, the benefit payment under this plan would be $653,840. This benefit payment would be made from proceeds from a Split Dollar Endorsement attached to certain insurance policies held by the Corporation on the life of Mr. Chaffin. This agreement was entered into between Mr. Chaffin and Monroe Bank & Trust on July 1, 2003, which is the effective date of the SERP. The pension table under column (d) discloses a present value of accumulated benefit amount of $1,271,917. This amount is lower than the full benefit accrual amount because it reflects the impact of early termination before attainment of normal retirement age of 65.

Accelerated Vesting of Equity Awards

In the event of death while employed, all outstanding unvested stock options become fully vested and subject to exercise. At December 31, 2017, the realizable value associated with these stock options was $11,700 for Mr. Chaffin and $3,903 each for Messrs. McKelvey, Myers, and Skibski, and Ms. Mistor.

Related to the same event, the Restricted Stock Unit Agreement provides that the participant’s unvested Restricted Stock Units, outstanding upon death, will remain subject to the applicable performance vesting schedule, but the amount of any earned award of shares will be reduced proportionate to the number of months the participant was actively employed during the performance period.

Payments or benefits at termination due to death of executive officer after termination of employment

Death Benefits

Under the terms of the MBT Executive Officer Death Benefit Only Plan (DBO Plan) all named executive officers are eligible for a death benefit after termination of employment upon attainment of at least age 55 with at least five years of service, or upon termination of employment due to disability as defined under the group long term disability plan. Upon the death of the eligible executive officer, a benefit payment equal to one times the executive’s base salary at termination of employment will be paid to the named beneficiary. In addition to this payment, a benefit equal to a tax gross-up on the death benefit amount will be paid to the beneficiary. A tax gross-up amount is paid because the death benefits are fully taxable benefit payments made from the general assets of the Corporation. The total death benefit payments to beneficiaries of named executive officers, assuming a December 31, 2017 payment trigger date and a 32% tax rate, are:

NEO	Death Benefit ($)
Mr. Chaffin	566,176
Mr. Skibski	312,500
Mr. Myers	304,412
Mr. McKelvey	301,471
Ms. Mistor	279,412

The accumulated liability accrued and the incremental expense under ASC 715 for the current financial reporting period in connection with the post service benefit under the DBO Plan, attributed to the benefit amounts for each of the named executive officers are:

NEO	Accrued Liability ($)	ASC 715 Expense ($)
Mr. Chaffin	317,054	17,894
Mr. Skibski	139,329	12,294
Mr. Myers	151,709	8,514
Mr. McKelvey	147,213	8,144
Ms. Mistor	131,516	192

Director Compensation

General. The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine the appropriateness of the current level of compensation for our non-employee directors, the Compensation Committee has historically obtained data from a number of different sources including:

●	publicly available data describing director compensation in peer companies; and
●	survey data collected by our compensation consultant.

Cash compensation is paid to non-employee directors in the form of retainer fees. The standard annual retainer for board service is $35,000, paid in quarterly amounts of $8,750. The non-executive officer Chairperson receives an additional annual retainer of $15,000. The Chairperson of the Audit Committee is paid an additional annual retainer of $7,500. The Chairpersons of the Compensation and Loan Review Committees are each paid an additional annual retainer of $5,000. The Chairperson of the Wealth Management Committee is paid an additional annual retainer of $2,500.

In 2017, the non-employee directors received equity grants made under the 2008 Stock Incentive Plan. The grants were made in the form of Restricted Shares. The Corporation granted 1,000 shares of the Common Stock of the Corporation (the “Restricted Shares”), subject to continued service on the Board through December 31, 2017. Because the compensation payable to Mr. Deutsch and Mr. Scavuzzo is paid to their respective employers as disclosed in the Director Compensation Table footnotes, cash equal to the grant date value of the Restricted Shares was paid on December 31, 2017 in lieu of making Restricted Share awards for their service.

Stock Ownership and Retention Policy

Consistent with the stated philosophy of aligning the interests of directors with those of shareholders, the Board believes that all directors should maintain a meaningful level of ownership in the Corporation’s stock over their period of service. Under the current policy, a targeted share ownership level (number of shares) is established for each director. The targeted number of shares is subject to annual review and may be increased at the discretion of the Board. Directors are expected to attain this ownership level within a minimum of five years from being named a director, and maintain this level during their period of board service. Directors are expected to meet the share ownership targets from either equity based awards or purchase of shares on the open market. 100% of all shares awarded under the MBT Financial Corp. Long Term Incentive Compensation Plan or the 2008 Stock Incentive Plan, net of taxes due, are to be retained by the director until the share ownership target is attained. Upon attainment of the share ownership target, all future shares awarded under any equity grant are to be retained for a minimum of one year. The current requirement is the directors are to own stock valued at three times his or her annual retainer.

The following table sets forth a summary of the compensation of our directors for service as directors in 2017.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Kristine L. Barann	32,083	10,900	-	-	-	-	42,983
Peter H. Carlton	42,500	10,900	-	-	-	3,332	56,732
H. Douglas Chaffin (3)	-	-	-	-	-	-	-
Joseph S. Daly	40,000	10,900	-	-	-	3,017	53,917
James F. Deutsch (4)	48,400	-	-	-	-	-	48,400
Michael J. Miller	55,000	10,900	-	-	-	2,829	68,729
Tony Scavuzzo (5)	45,900	-	-	-	-	-	45,900
Debra J. Shah	35,000	10,900	-	-	-	13,469	59,369
John L. Skibski (6)	-	-	-	-	-	-	-
Joseph S. Vig	32,083	10,900	-	-	-	-	42,983

(1)

As of December 31, 2017, Mrs. Shah had 4,000 unexercised fully vested Stock Only Stock Appreciation Rights (SOSARs) under the terms of the Director Plan, which is described below. Mrs. Shah’s SOSARs were granted January 2, 2009, have an exercise price of $3.03 per share, and will expire on January 2, 2019.

(2)

Represents the annual mortality cost of the life insurance that we purchased necessary to fund the death benefit amount payable to the director’s named beneficiary pursuant to the Director DBO Plan, as described below.

(3)

Other than the participation by Mr. Chaffin in the Director DBO Plan, Mr. Chaffin does not receive any compensation for service on the board in addition to compensation payable for his service as our employee. The life insurance premiums associated with providing the death benefits to Mr. Chaffin under the Director DBO Plan are included in the all other compensation column of the Summary Compensation table.

(4)

The compensation earned by Mr. Deutsch for service on the board was paid to his employer, Patriot Financial Partners. Patriot Financial Partners was also reimbursed for reasonable travel expenses for Mr. Deutsch’s attendance at board meetings.

(5)	The compensation earned by Mr. Scavuzzo for service on the board was paid to his employer, Castle Creek Capital Partners. Castle Creek Capital Partners was also reimbursed for reasonable travel expenses for Mr. Scavuzzo’s attendance at board meetings.

(6)	Mr. Skibski does not receive any compensation for service on the board in addition to compensation payable for his service as our employee.

Director Compensation Plan. We have established the MBT Director Compensation Plan (the “Director Plan”). Under the terms of the Director Plan, non-employee directors may elect each year to have their cash retainer paid in any combination of the following:

●	cash paid on a quarterly basis;
●	a deferred cash payment;
●	deferred payment in MBT stock;
●	MBT stock; and
●	Up to $10,000 in MBT Stock Only Stock Appreciation Rights (SOSARs) valued using the Black-Scholes stock option pricing model.

Options granted and MBT stock issued to directors in connection with the Director Plan are made pursuant to, and are subject to all of the terms of, the MBT 2008 Stock Incentive Plan. The Director Plan has been amended to comply with the requirements imposed upon nonqualified deferred compensation arrangements by Section 409A of the Internal Revenue Code of 1986, as amended.

Director Death Benefits.

The Corporation maintains the MBT Director Death Benefit Only Plan, which became effective March 1, 2006 (the “Director DBO Plan”) for the benefit of its directors. Messrs. Deutsch, Scavuzzo, Skibski, and Vig, and Ms. Barann joined the board after 2006 and are not participants in the Director DBO Plan. The Director DBO Plan provides death benefits, to be payable directly by us to the director’s beneficiaries, under the following schedule:

Years of Service	Amount
Less than Three years	$ 500,000
Three to Six years	$ 600,000
Six to Ten years	$ 750,000
Ten plus years	$1,000,000

The Director DBO Plan does not require the annual imputation of taxable income to the director, but beneficiaries are taxed on the receipt of the death benefits paid to them by us. Accordingly, the Director DBO Plan provides for a gross-up of the amount payable to the beneficiary in an amount sufficient to cover all taxes paid by the beneficiaries. We have purchased life insurance policies on the lives of all participants in the Director DBO Plan in amounts sufficient to cover our payment obligations to beneficiaries under the Director DBO Plan, including the death benefit and the tax gross-up obligation. Included in the Director Compensation table in column “g” All Other Compensation, is the mortality charge incurred during 2017 for the benefit of the directors associated with the Director DBO Plan.

If any of the participating directors (Carlton, Chaffin, Daly, Miller, and Shah) had died on December 31, 2017, their beneficiary would have received the $1,639,344, consisting of the $1,000,000 death benefit and a tax gross-up payment, assuming a tax rate of 39%.

At the time of its original adoption in March, 2006, the Director DBO Plan provided the death benefits to the participating directors both during and after their service as a director. During December 2006, the participating directors agreed to waive any death benefits after termination of service as a director (other than by reason of death), except if a “change of control”, as referred to below, occurs during the director’s service. In the event of such a change of control, the director’s death benefit would continue through his or her death, including the tax gross-up provisions and credit for years of service as a director. We have defined a Change in Control as an event that is a: (i) Change in Ownership, (ii) Change in Effective Control, or (iii) Change in Ownership of a Substantial Portion of Assets.

Change in Ownership. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation.

Change in Effective Control. A change in effective control occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing 35% of the voting power of the corporation, or (y) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Change in Ownership of a Substantial Portion of Assets. A change in ownership of a substantial portion of the assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation's assets.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Corporation for the fiscal years ended December 31, 2016 and December 31, 2017 by Plante & Moran, PLLC, the Corporation’s principal accounting firm.

	2016		2017
Audit Fees	$220,000		$ 301,000
Audit-Related Fees	7,680		2,088
Tax Fees	15,000	(a)	24,450	(a)
All Other Fees	50,869	(b)(c)	9,339	(b)
	$293,549		$ 336,877

(a)	Includes fees for services related to tax compliance and tax planning.
(b)	Includes fees for tax audit assistance and miscellaneous consultations.
(c)	Includes fees for registration statement assistance and miscellaneous consultations.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chairperson whose action shall be considered to be that of the entire Audit Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Corporation at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided pursuant to these exceptions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s executive officers, directors and more than 10% shareholders (“Insiders”) to file with the Securities and Exchange Commission and MBT Financial Corp. reports of their ownership of the Corporation’s securities. Based upon written representations and copies of reports furnished to the Corporation by Insiders, all Section 16 reporting requirements applicable to Insiders during 2017 were satisfied on a timely basis with the exception of one late filing each for Ms. Barann, Mr. Daly, and Mr. Vig.

Other Business

Management is not aware of any other matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgment.

Delivery of Documents to Shareholders Sharing an Address

If you share an address with another MBT shareholder, you may request our transfer agent, American Stock Transfer and Trust Company, to deliver one set of voting materials to your address. You will then receive only one set of voting materials at that address, unless otherwise requested by one or more of the shareholders at that address. A separate proxy card is included in the voting materials for each of these shareholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling American Stock Transfer and Trust Company at (800) 937-5449 or by writing to American Stock Transfer and Trust Company at American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

You may also contact American Stock Transfer and Trust Company by calling or writing if you would like to receive separate voting materials for future annual meetings.

We urge you to submit your proxy as promptly as possible whether or not you plan to attend the Annual Meeting in person. You may do so by mail, phone, or internet by following the instructions provided under the section of this Proxy Statement captioned “General Information about the Annual Meeting and Voting Securities and Procedures – How do I vote my shares without attending the Annual Meeting?”

Appendix A

MBT FINANCIAL CORP.

2018 STOCK INCENTIVE PLAN

ARTICLE 1

General Purpose of Plan; Definitions

1.1     Name and Purposes. The name of this Plan is the MBT Financial Corp. 2018 Stock Incentive Plan. The purpose of this Plan is to enable MBT Financial Corp. and its Affiliates to: (i) provide long-term incentive compensation opportunities competitive with those made available by other companies in order to attract and retain skilled and qualified directors, officers and key employees who are expected to contribute to the Company's success.; (ii) motivate participants to achieve the long-term success and growth of the Company; (iii) facilitate ownership of shares of the Company; and (iv) align the interests of the participants with those of the Company's shareholders.

1.2      Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:

(a)     “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, as determined by the Board of Directors in its discretion.

(b)     “Award” means any grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit or Performance Share to any Plan participant.

(c)     “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(d)     “Cause” with respect to an employee of the Company or any affiliate of the Company, who has not entered into an employment agreement with the Company, or such an affiliate, means and is limited to (a) criminal dishonesty, (b) refusal to perform duties on an exclusive and substantially full-time basis, (c) refusal to act in accordance with any specific substantive instructions given by the Company or any affiliate of the Company with respect to performance of duties normally associated with such employee’s position, or (d) engaging in conduct which could be materially damaging to the Company or any affiliate of the Company without a reasonable good faith belief that such conduct was in the best interest of the Company or any affiliate of the Company. With respect to an employee who is employed pursuant to an employment agreement with the Company, or such an affiliate, “Cause” shall mean “cause” as defined in the terms of such employment agreement (as it may be amended from time to time).

(e)     “Change in Control” shall mean a “Change in Ownership,” “Change in Effective Control,” or “Change in Ownership of a Substantial Portion of Assets,” as defined by Treasury Regulation 1.409A-3(i)(5), except a Change in Effective Control shall not be considered to have occurred for purposes of this Plan unless there had been at least a “35 percent” change in equity ownership (rather than the “30 percent” threshold provided for in the regulation).

(f)     “Code” means the Internal Revenue Code of 1986, as amended, and any lawful regulations or guidance promulgated thereunder. Whenever reference is made to a specific Internal Revenue Code section, such reference shall be deemed to be a reference to any successor Internal Revenue Code section or sections with the same or similar purpose.

(g)     “Committee” means the committee administering this Plan as provided in Section 2.1.

(h)     “Common Shares” mean the common shares no par value per share, of the Company.

(i)     “Company” means MBT Financial Corp., a corporation organized under the laws of the State of Michigan and, except for purposes of determining whether a Change in Control has occurred, any corporation or entity that is a successor to MBT Financial Corp. or substantially all of the assets of MBT Financial Corp. and that assumes the obligations of MBT Financial Corp. under this Plan by operation of law or otherwise.

(j)     “Date of Grant” means the date on which the Committee grants an Award.

(k)     “Director” means a member of the Board of Directors.

(l)     “Disability” means the person (a) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving disability or other income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company or an affiliate covering the person, or (b) has been determined to be totally disabled by the United States Social Security Administration.

(m)     “Eligible Participant” is defined in Article 4.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any lawful regulations or guidance promulgated thereunder.

(o)     “Exercise Price” means the purchase price of a Share pursuant to a Stock Option, or the exercise price per Share related to a Stock Appreciation Right.

(p)     “Fair Market Value” means the closing price of a Share as reported on The Nasdaq Stock Market, or, if applicable, on any national securities exchange or automated quotation system on which the Common Shares are principally traded: (i) on the date for which the determination of Fair Market Value is made, or (ii) if the closing price is not yet known as of such date then the date prior to that, or, (iii) if there are no sales of Common Shares on such date, then on the most recent immediately preceding date on which there were any sales of Common Shares. If the Common Shares are not, or cease to be, traded on The Nasdaq Stock Market or any national securities exchange or automated quotation system, the “Fair Market Value” of Common Shares shall be determined pursuant to a reasonable valuation method prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Common Shares shall be determined in a manner consistent with Code Section 409A and the guidance then-existing thereunder. In addition, “Fair Market Value” with respect to ISOs and related SARs shall be determined in accordance with Section 6.2(f).

(q)     “Incentive Stock Option” and “ISO” mean a Stock Option that is identified as such and which is intended to meet the requirements of Section 422 of the Code.

(r)     “Non-Qualified Stock Option” and “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) is not intended to meet the requirements of Section 422 of the Code.

(s)     “Outside Director” means a nonemployee Director. In addition, at all times during which the Company is subject to the reporting requirements of the Exchange Act, “Outside Director” means a nonemployee Director who meets the definitions of the terms “independent director” set forth in The Nasdaq Stock Market rules, and “non-employee director” set forth in Rule 16b-3, or any successor definitions adopted by the Internal Revenue Service, The Nasdaq Stock Market and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.

(t)     “Parent” means any corporation which qualifies as a “parent corporation” of the Company under Section 424(e) of the Code.

(u)     “Performance Shares” is defined in Article 9.

(v)     “Performance Period” is defined in Section 9.2.

(w)     “Plan” means this MBT Financial Corp. 2018 Stock Incentive Plan, as amended from time to time.

(x)     “Restricted Share Units” is defined in Article 8.

(y)     “Restricted Shares” is defined in Article 8.

(z)     “Rule 16b-3” is defined in Article 16.

(aa)     “Share” or “Shares” mean one or more of the Common Shares.

(bb)     “Shareholder” means an individual or entity that owns one or more Shares.

(cc)     “Stock Appreciation Rights” and “SARs” mean any right to receive the appreciation in Fair Market Value of a specified number of Shares over a specified Exercise Price pursuant to an Award granted under Article 7.

(dd)     “Stock Option” means any right to purchase a specified number of Shares at a specified price which is granted pursuant to Article 5 and may be an Incentive Stock Option or a Non-Qualified Stock Option.

(ee)     “Stock Power” means a power of attorney executed by a participant and delivered to the Company which authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Common Shares from the participant to the Company or a third party.

(ff)     “Subsidiary” means any corporation which qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

(gg)     “Vested” means, with respect to a Stock Option, that the time has been reached when the option to purchase Shares first becomes exercisable; and with respect to a Stock Appreciation Right, when the Stock Appreciation Right first becomes exercisable for payment; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture and restrictions on transferability; with respect to Restricted Share Units and Performance Shares, when the units or Shares are no longer subject to forfeiture and are converted to Shares. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2

Administration

2.1         Authority and Duties of the Committee.

(a)     The Plan shall be administered by a Committee of at least three Directors who are appointed by the Board of Directors. Unless otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors (or any subcommittee thereof) shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual then considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b)     The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to Eligible Participants. The Committee may, at any time and from time to time, at the request of a Participant or at the discretion of the Committee, designate that a portion of such Participant’s compensation otherwise payable in cash be payable in Common Shares, Restricted Shares, Options or SARs. The Committee shall have the sole discretion to determine the value of the Common Shares, Restricted Shares, Options, or SARs so payable and the terms and conditions under which such Common Shares or Restricted Shares shall be issued or such Options or SARs shall be granted.

(c)     The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to:

(i)	select the Eligible Participants to whom Awards are granted;

(ii)	determine the types of Awards granted and the timing of such Awards;

(iii)	determine the number of Shares to be covered by each Award granted hereunder;

(iv)

determine the other terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria ( applicable to an Award, and any restriction or limitation regarding any Option or Stock Appreciation Right or the Common Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(v)

determine whether any conditions or objectives related to Awards have been met, including but not limited to any determination of whether the performance objectives for Performance Shares or other performance-based awards have been satisfied;

(vi)	subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan;

(vii)	adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(viii)	promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan;

(ix)	construe, interpret, administer and implement the terms and provisions of this Plan, any Award and any related agreements;

(x)	correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements;

(xi)	prescribe any legends to be affixed to certificates representing Shares or other interests granted or issued under the Plan; and

(xii)	otherwise supervise the administration of this Plan.

(d)     All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its shareholders and participants, but may be made by their terms subject to ratification or approval by, the Board of Directors, another committee of the Board of Directors or shareholders.

(e)     The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee’s duties under the Plan.

2.2        Delegation of Duties. The Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants, or other professional advisers for the purposes of plan administration at the expense of the Company. The power to delegate provided for herein does not include the power to grant an Award.

2.3        Limitation of Liability. Members of the Board of Directors, members of the Committee and Company employees who are their designees acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties hereunder.

ARTICLE 3

Stock Subject to Plan

3.1        Total Shares Limitation. Subject to the provisions of this Article, the maximum number of Shares that may be issued or transferred under this Plan shall not exceed in the aggregate 1,500,000 Common Shares, which may be treasury or authorized but unissued Shares.

3.2        Participant Limitation. The aggregate number of Shares underlying Awards granted under this Plan to any participant in any fiscal year (including but not limited to Awards of Stock Options and SARs), regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 100,000 Shares. The foregoing annual limitation is intended to include the grant of all Awards, including but not limited to, Performance Shares and other Awards intended to be “performance-based compensation” as described in Article 9 of this Plan.

3.3     Awards Not Exercised; Effect of Receipt of Shares. If any outstanding Award or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable or released from restrictions with respect to the unexercised or non-Vested portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan. If the Exercise Price of an Award is paid in Shares, or if Shares are withheld by the Company to cover a Participant’s tax obligations with respect to an Award pursuant to Section 15.1 or 15.2 of the Plan, the Shares received by the Company in connection therewith shall not be added to the maximum aggregate number of Shares which may be issued under Section 3.1. Where Stock Appreciation Rights are settled by delivery of Shares, the actual number of Shares delivered to the Participant shall be counted against the maximum aggregate number of Shares which may be issued under Section 3.1.

3.4     Dilution and Other Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, redesignation, reclassification, merger, consolidation, liquidation, split-up, reverse split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the limitations set forth above and (iv) the purchase or exercise price or any performance objective with respect to any Award; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number. Notwithstanding the foregoing, the foregoing adjustments shall be made in compliance with: (i) Sections 422 and 424 of the Code with respect to ISOs; (ii) Treasury Department Regulation Section 1.424-1 (and any successor) with respect to NQSOs, applied as if the NQSOs were ISOs; and (iii) Section 409 A of the Code, to the extent necessary to avoid its application or avoid adverse tax consequences thereunder. In applying the provisions of this Section 3.4, the Committee shall lack discretion with respect to any adjustment which is required to prevent enlargement or dilution of rights under any Award and shall promptly make such adjustments as are required to prevent an enlargement or dilution of rights.

ARTICLE 4

Participants

4.1      Eligibility. Directors, Officers and all other key employees of the Company or any of its Affiliates (each an “Eligible Participant”) who are selected by the Committee in its sole discretion are eligible to participate in this Plan.

4.2      Award Agreements. Awards shall be evidenced by a written agreement in a form prescribed by the Committee (hereinafter “Award Agreement”). Execution of an Award Agreement shall constitute the participant’s irrevocable agreement to, and acceptance of, the terms and conditions of the Award set forth in such agreement and of the terms and conditions of the Plan applicable to such Award. Award Agreements may differ from time to time and from participant to participant.

ARTICLE 5

Stock Option Awards

5.1     Option Grant. Each Stock Option granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the appropriate participant.

5.2     Terms and Conditions of Grants. Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise as may be provided in the relevant agreement evidencing the Stock Options, so long as such terms and conditions are not inconsistent with the terms of this Plan, as the Committee deems desirable:

(a)     Exercise Price. Subject to Section 3.4, the Exercise Price shall never be less than 100% of the Fair Market Value of the Shares on the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee; provided, however, that such formula or method will provide for a minimum Exercise Price equal to the Fair Market Value of the Shares on the Date of Grant. Except as otherwise provided in Section 3.4, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares on the Date of Grant. Nothing in this Section 5.2(a) shall be construed as limiting the Committee’s authority to grant premium price Stock Options which do not become exercisable until the Fair Market Value of the underlying Shares exceeds a specified percentage (e.g., 110%) of the Exercise Price; provided, however, that such percentage will never be less than 100%.

(b)     Option Term. Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed 10 years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be 10 years. Nothing in this Section 5.2(b) shall be construed as limiting the Committee’s authority to grant Stock Options with a term shorter than 10 years.

(c)     Vesting. Stock Options or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant. The Committee may provide that a vesting schedule shall be specified in an Award Agreement. If the Committee provides that any Stock Option becomes Vested over a period of time or upon performance events, in full or in installments, the Committee may waive or accelerate such Vesting provisions at any time. Unless otherwise determined by the Committee in connection with the grant and set forth in the Award Agreement, all unvested Stock Options shall immediately vest upon the Death or Disability of the holder.

(d)     Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the option term by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any tax withholding pursuant to Article 15. Subject to the approval of the Committee, the Exercise Price may be paid:

(i)	in cash in any manner satisfactory to the Committee;

(ii)

by tendering (by either actual delivery of Shares or by attestation) unrestricted Shares owned by the person entitled to exercise the Stock Option having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including restricted Shares;

(iii)	by a combination of cash and unrestricted Shares that are owned on the date of exercise by the person entitled to exercise the Stock Option; and

(iv)

by any other method permitted by law and affirmatively approved by the Committee which assures full and immediate payment or satisfaction of the Exercise Price, which may include a broker-assisted cashless exercise.

The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment for the Company, adverse tax treatment for the Company or a participant or a violation of any law applicable to the Company from time to time, and related regulations and guidance.

If the Exercise Price of an NQSO is paid by tendering Restricted Shares, then the Shares received upon the exercise will contain restrictions that are no less restrictive then the Restricted Shares so tendered.

(e)     Form. Unless the grant of a Stock Option is expressly designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are subject to the additional terms and conditions in Article 6.

(f)     Special Limitations on Stock Option Awards. Unless an Award Agreement approved by the Committee provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and applicable Treasury regulations and all Stock Option Awards shall be construed and administered accordingly.

5.3      Termination of Grants Prior to Expiration. Subject to Article 6 with respect to ISOs, if the employment of an optionee with the Company or its Affiliates terminates for any reason, all unexercised Stock Options may be exercised only in accordance with rules established by the Committee or as specified in the relevant agreement evidencing the Stock Options. Such rules may provide, as the Committee deems appropriate, for the expiration, continuation (but only to the originally scheduled expiration date), or acceleration of the vesting of all or part of the Stock Options.

ARTICLE 6

Special Rules Applicable to Incentive Stock Options

6.1      Eligibility. Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers) of the Company or of an Affiliate, provided that the Affiliate is a Parent or Subsidiary.

6.2      Special ISO Rules.

(a)      Term. No ISO may be exercisable on or after the tenth anniversary of the Date of Grant, and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan.

(b)     Ten Percent Shareholder. No grantee may receive an ISO under this Plan if such grantee, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company, its Parent or any Subsidiary, unless (i) the option price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant, and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.

(c)     Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (under this Plan or any other plan adopted by the Company or its Parent or its Subsidiary) shall not exceed $100,000. Unless otherwise set forth in an Award Agreement, if such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(d)     Non-Transferability. Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except by will or by the laws of descent and distribution, nor may such ISO (or related Stock Appreciation Right) be exercisable during a grantee’s lifetime other than by him (or his guardian or legal representative to the extent permitted by applicable law).

(e)     Termination of Employment. No ISO may be exercised more than three months following termination of employment for any reason (including retirement) other than death or Disability, nor more than one year following termination of employment for the reason of death or Disability (as defined in Section 422 of the Code). If the Award Agreement for an ISO permits exercise after such date such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment such that no employment relationship exists between the participant and the Company, a Parent or a Subsidiary.

(f)     Fair Market Value. For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code and any Treasury regulations thereunder.

6.3     Subject to Code Amendments. The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 of the Code. Any ISO which fails to comply with Section 422 of the Code is automatically treated as an NQSO appropriately granted under this Plan provided it otherwise meets the Plan’s requirements for NQSOs.

ARTICLE 7

Stock Appreciation Rights

7.1      SAR Grant and Agreement. Stock Appreciation Rights (including SOSARs with the meaning set forth below) may be granted under this Plan and each SAR granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the appropriate participant.

(a)     Term. Any unexercised portion of a Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b)     Vesting. A Stock Appreciation Right is exercisable, in whole or in part, at such time or times as determined by the Committee at or after the time of grant. Unless otherwise determined by the Committee in connection with the grant and set forth in the Award Agreement, all unvested Stock Appreciation Rights shall immediately vest upon the Death or Disability of the holder.

(c)     Exercise Price. Subject to Section 3.4, the Exercise Price of a Stock Appreciation Right will never be less than 100% of the Fair Market Value of the related Shares on the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee; provided, however, that such formula or method will provide for a minimum Exercise Price equal to the Fair Market Value of the Shares on the Date of Grant. Except as otherwise provided in Section 3.4, no subsequent amendment of an outstanding Stock Appreciation Right may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares on the Date of Grant. Nothing in this Section 7.3(c) shall be construed as limiting the Committee’s authority to grant premium price Stock Appreciation Rights which do not become exercisable until the Fair Market Value of the related Shares exceeds a specified percentage (e.g., 110%) of the Exercise Price; provided, however, that such percentage will never be less than 100%.

(d)     Method of Exercise. A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of the tax withholding requirements pursuant to Article 15, the holder of the Stock Appreciation Right is entitled to receive Shares or cash as specified in the original Award Agreement (as set forth below) equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Exercise Price of the SAR multiplied by the number of Stock Appreciation Rights being exercised. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Exercise Price of the SAR, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

(i)

Stock Appreciation Right designated as a Stock Only Stock Appreciation Right (“SOSAR”) in the original Award Agreement. With respect to an Award designated by the Company in the original Award Agreement as a SOSAR, the holder shall be entitled to receive only Shares of the Company upon exercise.

(ii)	All Other Stock Appreciation Rights. With respect to all other Awards the holder shall be entitled to the cash or other property set forth in the Award Agreement.

(e)     Early Termination Prior to Expiration. If the employment of an optionee with the Company or its Affiliates terminates for any reason, all unexercised Stock Appreciation Rights may be exercised only in accordance with rules established by the Committee or as specified in the relevant agreement evidencing such Stock Appreciation Rights. Such rules may provide, as the Committee deems appropriate, for the expiration, continuation (but only to the originally scheduled expiration date), or acceleration of the vesting of all or part of such Stock Appreciation Rights.

7.2     Other Terms and Conditions of SAR Grants. Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan, as are determined from time to time by the Committee.

7.3     Special Limitations on SAR Awards. Unless an Award Agreement approved by the Committee provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and applicable Treasury regulations and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8

Restricted Share and Restricted Share Unit Awards

8.1      Restricted Share Grants and Agreements. Restricted Share Awards consist of Shares which are issued by the Company to a participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and restrictions on their sale or other transfer by the participant. Each Restricted Share Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Section 3.2) are to be determined by the Committee in its discretion. By accepting a grant of Restricted Shares, the participant consents to any tax withholding as provided in Article 15.

8.2     Terms and Conditions of Restricted Share Grants. Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a)     Purchase Price. The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a participant, which may vary from time to time and from participant to participant and which may be below the Fair Market Value of such Restricted Shares at the Date of Grant.

(b)     Restrictions. All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i)

a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments or otherwise, but subject to the Change in Control provisions in Article 11);

(ii)	a requirement that the participant forfeit such Restricted Shares in the event of termination of the participant’s employment with the Company or its Affiliates prior to Vesting;

(iii)

a prohibition against employment or retention of the participant by any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv)

any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws;

(v)	such additional restrictions as are required to avoid adverse tax consequences under Code Section 409A; and

(vi)	delivery of a valid election under Code Section 83(b).

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c)     Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 9.2 and 9.3 will apply (including, but not limited to, the enumerated performance objectives). If the Award Agreement governing an Award provides that such Award is intended to be “performance based compensation,” the provisions of Article 9 will also apply.

(d)     Delivery of Shares. Restricted Shares will be registered in the name of the participant and the stock certificate deposited, together with a Stock Power, with the Company or its designated officer or escrow agent. Each such certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Common Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the MBT Financial Corp. 2018 Stock Incentive Plan and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, and after any tax withholding, such Shares will be delivered free of all restrictions (except for any pursuant to Article 14) to the participant or other appropriate person and with the foregoing legend removed from the stock certificate.

(e)     Forfeiture of Shares. If a participant who holds Restricted Shares fails to satisfy the restrictions, vesting requirements and other conditions relating to the Restricted Shares prior to the lapse, satisfaction or waiver of such restrictions and conditions, except as may otherwise be determined by the Committee, the participant shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the participant or such other amount which may be specifically set forth in the Award Agreement. A participant shall execute and deliver to the Company one or more Stock Powers with respect to Restricted Shares granted to such participant.

(f)     Voting and Other Rights. Except as otherwise required for compliance with the terms of the applicable Restricted Share Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive any dividends paid with respect to such Shares.

8.3     Restricted Share Unit Awards and Agreements. Restricted Share Unit Awards consist of Shares that will be issued to a participant at a future time or times at no cost, or at a purchase price determined by the Committee which purchase price may be below their Fair Market Value if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and the Plan participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Section 3.2) are to be determined by the Committee in its sole discretion. By accepting a Restricted Share Unit Award, the participant agrees to remit to the Company when due any tax withholding as provided in Article 15.

8.4      Terms and Conditions of Restricted Share Unit Awards. Restricted Share Unit Awards are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:

(a)     Purchase Price. The Committee shall determine the prices, if any, at which Shares are to be issued to a participant after Vesting of Restricted Share Units, which may vary from time to time and among participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b)     Restrictions. All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i)	a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii)	a requirement that the participant forfeit such Restricted Share Unit in the event of termination of the participant’s employment with the Company or its Affiliates prior to Vesting;

(iii)

a prohibition against employment of the participant by, or provision of services by the participant to, any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv)

any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which the Common Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws; and

(v)	such additional restrictions as are required to avoid adverse tax consequences under Code Section 409A.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c)     Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 9.2 and 9.3 will apply (including, but not limited to, the enumerated performance objectives). If the Award Agreement governing an Award provides that such Award is intended to be “performance based compensation,” the provisions of Article 9 will also apply.

(d)     Voting and Other Rights. A participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such units. Such participant shall have no rights of a Shareholder with respect to such units; provided, however, that an Award Agreement may provide for payment of an amount of money (or Shares with a Fair Market Value equivalent to such amount) equal to the dividends paid from time to time on the number of Common Shares that would become payable upon vesting of a Restricted Share Unit Award.

(e)     Lapse of Restrictions. If a participant who holds Restricted Share Units satisfies the restrictions and other conditions relating to the Restricted Share Units prior to the lapse or waiver of such restrictions and conditions, the Restricted Share Units shall be converted to, or replaced with, Shares which are free of all restrictions except for any restrictions pursuant to Article 14.

(f)     Forfeiture of Restricted Share Units. If a participant who holds Restricted Share Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Share Units (prior to the lapse, satisfaction or waiver of such restrictions and conditions), except as may otherwise be determined by the Committee, the participant shall forfeit the Restricted Share Units.

(g)     Termination. A Restricted Share Unit Award or unearned portion thereof will terminate without the issuance of Shares on the termination date specified on the Date of Grant or upon the termination of employment of the participant during the time period or periods specified by the Committee during which any performance objectives must be met (the “Performance Period”). If a participant’s employment with the Company or its Affiliates terminates by reason of his or her death, disability or retirement, the Committee in its discretion at or after the Date of Grant may determine that the participant (or the heir, legatee or legal representative of the participant’s estate) will receive a distribution of Shares in an amount which is not more than the number of Shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been fully achieved, prorated based on the ratio of the number of months of active employment since the grant date for the Award to the total number of months in the term of the Award. However, with respect to Awards intended to be performance-based compensation (as described in Article 9 of this Plan), unless the Committee determines otherwise, distribution of the Shares shall not be made prior to attainment of the relevant performance objectives.

(h)     Special Limitations on Restricted Share Unit Awards. Unless an Award Agreement approved by the Committee provides otherwise, Restricted Share Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Restricted Share Unit Awards shall be construed and administered accordingly.

8.5     Time Vesting of Restricted Share and Restricted Share Unit Awards. Restricted Shares or Restricted Share Units, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant, subject to the restrictions on time Vesting set forth in this Section. If the Committee provides that any Restricted Shares or Restricted Share Unit Awards become Vested over time (with or without a performance component), the Committee may waive or accelerate such Vesting provisions at any time, subject to the restrictions on time Vesting set forth in this Section. Unless otherwise determined by the Committee in connection with the grant and set forth in the Award Agreement, all unvested Restricted Share and Restricted Share Unit Awards shall immediately Vest with respect to any required time vesting upon the Death or Disability of the holder.

8.6      Special Limitations on Restricted Share and Restricted Stock Unit Awards. Unless an Award Agreement approved by the Committee provides otherwise, Restricted Share and Restricted Stock Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and applicable Treasury regulations and all Awards shall be construed and administered accordingly.

ARTICLE 9

Performance Share Awards

9.1     Performance Share Awards and Agreements. A Performance Share Award is a right to receive Shares in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the Plan participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Section 3.2) are to be determined by the Committee in its discretion. By accepting a grant of Performance Shares, the participant agrees to remit to the Company when due any tax withholding as provided in Article 15.

9.2     Performance Objectives. At the time of grant of a Performance Share Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of Shares that will be distributed to the participant. The Committee will also specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. With respect to awards intended to be “performance based compensation,” the Committee may use performance objectives based on one or more financial criteria or other objective performance measures as the Committee may determine to be appropriate, including, but not limited to, one or more of the following: earnings per share, total revenue, net interest income, non-interest income, net income, net income before tax, non-interest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, new market growth, product line developments, and nonperforming assets. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. Performance measurement may be described in terms of objectives that are related to the performance by the Company, by any Subsidiary, or by any employee or group of employees in connection with services performed by that employee or those employees for the Company, a Subsidiary, or one or more subunits of the Company or of any Subsidiary. The performance objectives may be made relative to the performance of other companies. The performance objectives and periods need not be the same for each participant or for each Award.

9.3     Adjustment of Performance Objectives. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the participants and the public Shareholders of the Company and such adjustment complies with any applicable legal requirements. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock.

9.4     Other Terms and Conditions. Performance Share Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement as the Committee deems desirable:

(a)     Delivery of Shares. As soon as practicable after the applicable Performance Period has ended, the participant will receive a distribution of the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the participant and will be free of all restrictions except for any restrictions pursuant to Article 14. Notwithstanding the forgoing, the distribution of Shares provided for herein shall occur not later than two and one-half months following the end of the calendar year in which the Performance Period has ended.

(b)     Termination. A Performance Share Award or unearned portion thereof will terminate without the issuance of Shares on the termination date specified at the time of grant or upon the termination of employment of the participant during the Performance Period. If a participant’s employment with the Company or its Affiliates terminates by reason of his or her death, disability or retirement, the Committee in its discretion at or after the time of grant may determine, notwithstanding any Vesting requirements, that the participant (or the heir, legatee or legal representative of the participant’s estate) will receive a distribution of a portion of the participant’s then-outstanding Performance Share Awards in an amount which is not more than the number of shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been achieved prorated based on the ratio of the number of months of active employment in the Performance Period to the total number of months in the Performance Period.

(c)     Voting and Other Rights. Awards of Performance Shares do not provide the participant with voting rights or rights to dividends prior to the participant becoming the holder of record of Shares issued pursuant to an Award; provided, however, that an Award Agreement may provide for payment of an amount of money (or Shares with a Fair Market Value equivalent to such amount) equal to the dividends paid from time to time on the number of Common Shares that would become payable upon vesting of a Performance Share Award. Prior to the issuance of Shares, Performance Share Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

9.5     Time Vesting of Performance Share Awards. Performance Share Awards or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant which may include time Vesting. If the Committee provides that any Performance Shares become Vested over time (accelerated by a performance component), the Committee may waive or accelerate any performance Vesting provisions in favor of time Vesting provisions as provided for herein. Unless otherwise determined by the Committee in connection with the grant and set forth in the Award Agreement, all unvested Performance Share Awards shall immediately vest with respect to any required time vesting upon the Death or Disability of the holder.

9.6     Special Limitations on Performance Share Awards. Unless an Award Agreement approved by the Committee provides otherwise, Performance Shares awarded under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Performance Share Awards shall be construed and administered accordingly.

ARTICLE 10

Transfers and Leaves of Absence

10.1     Transfer of Participant. For purposes of this Plan, the transfer of a participant among the Company and its Affiliates is deemed not to be a termination of employment.

10.2     Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a)     a leave of absence, approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b)     a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c)     any other absence determined by the Committee in its discretion not to constitute a termination of employment.

ARTICLE 11

Effect of Change in Control

11.1     Change in Control Defined. “Change in Control” shall have the meaning set forth in Article 1 of this Plan.

11.2     Effect of Change in Control. Unless otherwise determined by the Committee in connection with the grant and expressly set forth in the Award Agreement, in the event of a Change in Control of the Company:

(a)     all Stock Options or SARs, notwithstanding any limitations set forth in the Plan or Award Agreement shall become fully Vested;

(b)     all Restricted Shares, notwithstanding any limitations set forth in the Plan or Award Agreement shall become fully Vested; and

(c)     all Restricted Share Units and Performance Shares, notwithstanding any limitations set forth in the Plan or Award Agreement, shall become fully Vested.

In addition, in connection with a Change in Control the Committee shall have the right, in its sole discretion, to:

(d)     cancel any or all outstanding Stock Options, SARs, Restricted Share Units and Performance Shares in exchange for the kind and amount of shares of the surviving or new corporation, cash, securities, evidences of indebtedness, other property or any combination thereof receivable in respect of one Share upon consummation of the transaction in question (the “Acquisition Consideration”) that the holder of the Stock Option, SAR, Restricted Share Unit or Performance Share would have received had the Stock Option, SAR, Restricted Share Unit or Performance Share been exercised or converted into Shares, as applicable, prior to such transaction, less the applicable exercise or purchase price therefor;

(e)     cause the holders of any or all Stock Options, SARs, Restricted Share Units and Performance Shares to have the right thereafter and during the term of the Stock Option, SAR, Restricted Share Unit or Performance Share to receive upon exercise thereof the Acquisition Consideration receivable upon the consummation of such transaction by a holder of the number of Common Shares which might have been obtained upon exercise or conversion of all or any portion thereof, less the applicable exercise or purchase price therefor, or to convert such Stock Option, SAR, Restricted Share Unit or Performance Share into a stock option, appreciation right, restricted share unit or performance share relating to the surviving or new corporation in the transaction; or

(f)     take such other action as it deems appropriate to preserve the value of the Award to the Participant, including the cancellation of such Award and the payment of the value of the Acquisition Consideration attributable to the Award, net of payments due from the holder thereof upon exercise if any, in cash.

The Committee may provide for any of the foregoing in an Award Agreement governing an Award in advance, may provide for any of the foregoing in connection with a Change in Control, or do both. Alternatively, the Committee shall also have the right to require any purchaser of the Company’s assets or stock, as the case may be, to take any of the actions set forth in the preceding sentence.

The manner of application and interpretation of the foregoing provisions of this Section 11.2 shall be determined by the Committee in its sole and absolute discretion.

11.3     Code Section 409A. Unless an Award Agreement approved by the Committee provides otherwise, each Award granted under this Plan is intended to meet the requirements for exclusion from coverage under Code Section 409A. If the Committee provides than an Award shall be subject to Code Section 409A, then, notwithstanding the other provisions of this Article 11, the Committee may provide in the Award Agreement for such changes to the definition of Change in Control from the definition set forth in this Article 11, and for such changes to the Committee’s rights upon a Change in Control, as the Committee may deem necessary in order for such Award to comply with Code Section 409A.

ARTICLE 12

Transferability of Awards

12.1     Awards Are Non-Transferable. Except as provided in Sections 12.2 and 12.3, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

12.2     Inter-Vivos Exercise of Awards. During a participant’s lifetime, Awards are exercisable only by the participant or, as permitted by applicable law and notwithstanding Section 12.1 to the contrary, the participant’s guardian or other legal representative.

12.3     Limited Transferability of Certain Awards. Notwithstanding Section 12.1 to the contrary, Awards may be transferred by will and by the laws of descent and distribution. Moreover, the Committee, in its discretion, may allow at or after the time of grant the transferability of Awards which are Vested, provided that the permitted transfer is made (a) if the Award is an Incentive Stock Option, the transfer is consistent with Section 422 of the Code; (b) to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or which is otherwise determined by the Committee to be in the interests of the Company; or (c) by the participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members” means the participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 13

Amendment and Discontinuation

13.1     Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:

(a)     which would materially and adversely affect the rights of a participant under any Award granted prior to the date such action is adopted by the Board of Directors without the participant’s written consent thereto; and

(b)     without shareholder approval, if shareholder approval is required under applicable laws, regulations or exchange requirements (including Section 422 of the Code with respect to ISOs.

Notwithstanding the foregoing, this Plan may be amended without participants’ consent to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Company, the Plan or participants; or (iii) avoid any unintended unfavorable tax effects for the Company, the Plan or participants.

13.2     Amendment of Grants. The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options or SARs with an Exercise Price less than 100% of the Fair Market Value of the Common Shares on the Date of Grant) or would materially and adversely affect the rights of any holder without his or her written consent.

ARTICLE 14

Issuance of Shares and Share Certificates

14.1     Issuance of Shares. The Company will issue or cause to be issued Shares as soon as practicable upon exercise or conversion of an Award that is payable in Shares. No certificates for Shares will be issued until full payment has been made, to the extent payment is required. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares, notwithstanding the exercise or conversion of the Award payable in shares.

14.2      Delivery of Share Certificates. The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a)     payment in full for the Shares and for any tax withholding (See Article 15);

(b)     completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Committee in its discretion deems necessary or advisable;

(c)     admission of such Shares to listing on The Nasdaq Stock Market or any stock exchange on which the Shares are listed;

(d)     in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;

(e)     obtaining of any approval or other clearance from any Federal or state governmental agency which the Committee in its discretion determines to be necessary or advisable; and

(f)     the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

14.3     Applicable Restrictions on Shares. Shares issued with respect to awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of The Nasdaq Stock Market or any stock exchange upon which the Shares are then-listed, and any other applicable Federal or state law and will include any restrictive legends on stock certificates that the Committee may deem appropriate to include.

14.4     Book Entry. In lieu of the issuance of stock certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 15

Satisfaction of Tax Liabilities

15.1     In General. The Company shall withhold any taxes which the Committee determines the Company is required by law or required by the terms of this Plan to withhold in connection with any payments incident to this Plan. The participant or other recipient shall provide the Committee with such additional information or documentation as may be necessary for the Company to discharge its obligations under this Section. The Company may withhold: (a) cash, (b) subject to any limitations under Rule 16b-3, Common Shares to be issued, or (c) any combination thereof, in an amount equal to the amount which the Committee determines is necessary to satisfy the obligation of the Company, a Subsidiary or a Parent to withhold federal, state and local income taxes or other amounts incurred by reason of the grant or exercise of an Award, its disposition, or the disposition of the underlying Common Shares. Alternatively, the Company may require the holder to pay to the Company such amounts, in cash, promptly upon demand.

15.2     Withholding from Share Distributions. With respect to a distribution in Shares pursuant to Restricted Share, Restricted Share Unit or Performance Share Award under the Plan, the Committee may cause the Company to sell the number of such Shares with a value (net proceeds of such sale) equal to (or exceed by not more than that actual sale price of a single Share) the Company’s required tax withholding relating to such distribution. The Committee may withhold the proceeds of such sale for purposes of satisfying such tax withholding obligation.

15.3     Section 83(b) Election. In the event a participant elects to make an election pursuant to Section 83(b) of the Code, or comparable provisions of any state tax law, to include in the participant’s gross income the fair market value as of the Award as of the Date of Grant the participant will, prior to making any such election: (a) notify the Company of participant’s intention to make such election in accordance with any notice requirements set forth in the Award Agreement, and (b) pay to the Company an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for participant’s account, or otherwise makes arrangements satisfactory to the Company for the payment of such amounts through withholding or otherwise.

ARTICLE 16

General Provisions

16.1     No Implied Rights to Awards or Employment. No potential participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of participants under this Plan. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award Agreement.

16.2     Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

16.3     Rule 16b-3 Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time (“Rule 16b-3”). All transactions involving any participant subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such participants.

16.4      Successors. All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

16.5     Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

16.6     Governing Law. To the extent not preempted by Federal law, this Plan and all Award Agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Michigan. This Plan is not intended to be governed by the Employee Retirement Income

Security Act and shall be so construed and administered.

16.7     Legal Requirements. No Awards shall be granted and the Company shall have no obligation to make any payment under the Plan, whether in Shares, cash, or a combination thereof, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations, including, without limitation, the Code and Federal and state securities laws.

16.8     Forfeiture by Employees in Connection with Termination for Cause. Notwithstanding any other provision of this Plan, subject to the provisions of the Award Agreement to which such Award relates, upon the termination of employment of an employee Participant for Cause such employee Participant shall forfeit all benefits associated with any Award as provided for herein. Pursuant to this provision, an employee shall forfeit all unexercised Options whether or not previously vested, all unexercised SARs whether or not previously vested and all Restricted Shares, Restricted Share Units and Performance Shares for which the delivery of Shares has not yet occurred.

16.9     Awards Subject to Clawback Policy and Stock Ownership and Retention Policy. Notwithstanding any other provision of this Plan to the contrary: (i) all Awards granted under this Plan shall be subject to the Company’s Policy on Recoupment of Executive Incentive Compensation, and each Award Agreement for such a grant under this Plan shall provide that the Participant will be obligated to repay to the Company, all amounts received with respect to awards granted to the Participant under this Plan, to the extent such a repayment is required by the terms of the Company’s Policy on Recoupment of Executive Incentive Compensation, as such policy may be amended from time to time, and (ii) the Company’s Stock Ownership and Retention Policy that requires, among other things, that officers covered by the policy are required to hold all net shares acquired or delivered under the terms of this Plan for a minimum of one year.

ARTICLE 17

Effective Date and Term

17.1      Effective Date. The effective date of this MBT Financial Corp. 2018 Stock Incentive Plan is the date on which the shareholders of the Company approve it at a duly held shareholders’ meeting.

17.2      Termination Date. This Plan will continue in effect until midnight on the day before the tenth anniversary of the effective date specified in Section 17.1; provided, however, that Awards granted on or before that date may extend beyond that date.

PROXY FOR

MBT FINANCIAL CORP.

SHAREHOLDERS’ ANNUAL MEETING

KNOW ALL MEN BY THESE PRESENTS, That I, the undersigned holder of common shares of MBT Financial Corp. do hereby constitute and appoint with the full power of substitution, H. Douglas Chaffin, Scott E. McKelvey, and John L. Skibski my true and lawful attorneys and proxies, and each of them my true and lawful attorney and proxy, to attend the Annual Meeting of Shareholders of MBT Financial Corp. to be held at the Monroe Bank & Trust headquarters, 10 Washington Street, Monroe, Michigan 48161, on Thursday, May 3, 2018 at 10:00 o’clock a.m., or at any adjournment thereof, and at such meeting or any adjournment thereof, to vote the shares of stock of MBT Financial Corp. standing in my name with respect to the following matters.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
MBT FINANCIAL CORP.
May 3, 2018

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

The Board of Directors recommends a vote "FOR" the election as director of each of the nominees listed below.
The Board of Directors recommends a vote "FOR" Proposals Two Three, and Four listed below.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors – To elect a board of directors for the ensuing year.

	Nominees:
☐ FOR ALL NOMINEES	○Kristine L. Barann
	○Peter H. Carlton
☐ WITHHELD AUTHORITY FOR ALL NOMINEES	○H. Douglas Chaffin
	○Joseph S. Daly
	○James F. Deutsch
☐ FOR ALL EXCEPT (See instructions below)	○Michael J. Miller
	○Tony Scavuzzo
	○Debra J. Shah
	○John L. Skibski
	○Jospeh S. Vig

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

4. To take any action which may be necessary or proper in connection with the foregoing matters, or any other matter legally coming before the meeting, or any adjournments thereof.

I hereby give to said attorneys and proxies, and to each of them, or to any substitute or substitutes, full power and authority to do any and all acts and things which I might or could do if personally present, and hereby ratify and confirm all that said attorneys and proxies, and each of them, or their substitute or substitutes, might lawfully do or cause to be done by virtue thereof.

In their discretion, the proxies are authorized to vote in their judgment upon such other business as properly may come before the meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR, AND FOR PROPOSALS 2, 3, AND 4.

THIS PROXY IS REVOCABLE AND IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature of Shareholder ________ Date: ____ Signature of Shareholder ________ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.